Exhibit 99.1

PRESS RELEASE

Full Year 2020 Results

Robust operational performance in Q4 2020 with 10,600 net new broadband customers, marking our best quarterly achievement since Q4 2015.

FY 2020 outlook achieved on all financial metrics, confirming resilience of our business in light of the COVID-19 pandemic, notwithstanding impact on certain parts of our business.

Anticipating a return to growth in 2021 driven by a recovery in our other revenue and robust subscription revenue, together with tight cost control. Gross dividend of €1.3750 per share proposed to the April 2021 AGM as part of our dividend floor.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market. Inside information.

Mechelen, February 11, 2021 – Telenet Group Holding NV ("Telenet" or the "Company") (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union ("EU IFRS") for the year ended December 31, 2020.

HIGHLIGHTS

- Continued commercial momentum in Q4 2020 notwithstanding a competitive market, having added 20,500 net new FMC customers to our "WIGO", "YUGO" and "KLIK" bundles, 17,300 net new mobile postpaid subscribers and 10,600 net new broadband internet RGUs.
- The fixed monthly ARPU per customer relationship reached €58.4 and €58.7 in 2020 and Q4 2020, respectively, up 1% yoy for both periods, and driven by a higher share of multiple-play and higher-tier broadband customers and the benefit of certain price adjustments.
- FY 2020 and Q4 2020 revenue of €2,575.2 million and €665.1 million, broadly stable and -1% yoy on a reported basis, respectively, and including the impacts of our acquisition of De Vijver Media (fully consolidated since June 3, 2019) and the divestiture of our former Luxembourg cable business (deconsolidated as of April 1, 2020). On a rebased(1) basis, our FY 2020 and Q4 2020 top line decreased almost 2% and nearly 1% yoy, respectively, due to significantly lower other revenue following the effects of the COVID-19 pandemic. Excluding other revenue, our rebased revenue in 2020 was broadly stable yoy, in line with our FY 2020 outlook, and up just over 1% in Q4 2020 versus Q4 last year..
- Net profit of €338.5 million in FY 2020 (Q4 2020: €40.4 million, -56% yoy), +44% yoy, driven by (i) significantly lower net finance expense in the period, (ii) lower income tax expense and (iii) a €27.5 million gain on the disposal of assets related to a joint venture.
- FY 2020 and Q4 2020 Adjusted EBITDA(2) of €1,378.0 million and €336.9 million, broadly stable and -4% yoy, respectively, including the aforementioned inorganic impacts and changes to the IFRS accounting treatment of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts as of Q3 2020. On a rebased basis, our FY 2020 Adjusted EBITDA increased modestly by almost 1% yoy, versus our broadly stable outlook, and was up nearly 1% yoy in Q4 2020.
- Accrued capital expenditures(3) of €597.0 million for FY 2020 (Q4 2020: €169.5 million), up nearly 2% versus last year and approximately 23% of revenue. Our FY 2020 accrued capital expenditures included (i) the aforementioned inorganic impacts (ii) significantly higher lease-related capital additions and (iii) the recognition of certain Belgian Jupiler Pro League football broadcasting rights in Q3 2020. Excluding the recognition of the football broadcasting rights and certain lease-related capital additions in both periods, consistent with the basis of our 2018-2021 Operating Free Cash Flow CAGR guidance, our accrued capital expenditures in 2020 decreased modestly by 1% yoy to around 21% of revenue.
- Operating Free Cash Flow(4) of €787.0 million for FY 2020 (Q4 2020: €167.4 million), -4% yoy, mainly driven by higher lease-related capital additions in Q4 2020. On a rebased basis and excluding the recognition of football broadcasting rights and the impact of certain lease-related capital additions on our accrued capital expenditures, our Operating Free Cash Flow was up almost 3% versus 2019, outperforming our FY 2020 outlook of between 1-2%.

- Net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €1,057.4 million, €475.6 million and €601.2 million, respectively, for FY 2020. Our Adjusted Free Cash Flow[(5)] grew 6% yoy in 2020 to €415.8 million with a robust €157.3 million contribution in Q4 2020. The strong growth in our Adjusted Free Cash Flow was driven by both lower cash taxes and lower cash interest payments following certain refinancings and included a €3.9 million negative contribution from our vendor financing program.
- In 2021, we expect both our revenue and Adjusted EBITDA[(b)] to return back to growth with a targeted rebased[(a)] growth of up to 1% and between 1-2%, respectively. We will also deliver healthy Adjusted Free Cash Flow[(b, d)] between €420.0 and €440.0 million for the FY 2021 despite a modest contraction in rebased Operating Free Cash Flow[(b,c)] in 2021 of around 1% on the back of higher targeted investments as detailed in our outlook section. With that, we still expect to deliver on the lower end of our 2018-2021 Operating Free Cash Flow[(b, c)] CAGR of between 6.5% to 8.0%.
- In line with our tightened shareholder remuneration policy, as communicated at the end of October last year, the board of directors will propose to the April 2021 Annual Shareholders' Meeting to approve a gross dividend of €1.3750 per share. Once approved, this dividend will be paid in early May and complements the intermediate dividend of the same size, which was paid in December 2020. With that, we will have returned a total gross dividend of €2.75 per share to shareholders (€300.1 million in aggregate), which represents an increase of 47% compared to last year.

(a) For purposes of calculating rebased growth rates on a comparable basis for the periods shown above, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions to the same extent revenue and adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020) and (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020.

(b) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDA, Operating Free Cash Flow and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.

(c) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.

(d) Assuming certain payments are made for the temporary prolongation our current 2G and 3G mobile spectrum licenses in 2021, yet excluding payments on any future spectrum licenses as part of the upcoming multiband auction, and assuming the tax payment on our 2020 tax return will not occur until early 2022.

For the year ended December 31,	2020	2019	Change %
FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)			
Revenue	2,575.2	2,583.9	— %
Operating profit	594.1	685.5	(13)%
Net profit	338.5	234.6	44 %
Net profit margin	13.1 %	9.1 %	
Basic earnings per share	3.10	2.13	46 %
Diluted earnings per share	3.10	2.13	46 %
Adjusted EBITDA (2)	1,378.0	1,375.4	— %
Adjusted EBITDA margin %	53.5 %	53.2 %	
Accrued capital expenditures (excluding the recognition of football broadcasting rights and mobile spectrum licenses) (3)	591.0	554.1	7 %
Accrued capital expenditures as % of revenue (excluding the recognition of football broadcasting rights and mobile spectrum licenses)	22.9 %	21.4 %	
Operating Free Cash Flow (4)	787.0	821.3	(4)%
Net cash from operating activities	1,057.4	1,092.5	(3)%
Net cash used in investing activities	(475.6)	(432.0)	10 %
Net cash used in financing activities	(601.2)	(647.3)	(7)%
Adjusted Free Cash Flow (5)	415.8	391.0	6 %
OPERATIONAL HIGHLIGHTS (Total Services)			
Video	1,811,700	1,866,600	(3)%
Basic video (6)	123,700	164,700	(25)%
Enhanced video (7)	1,688,000	1,701,900	(1)%
Broadband internet (8)	1,697,100	1,664,400	2 %
Fixed-line telephony (9)	1,171,800	1,212,500	(3)%
Mobile telephony (10)	2,815,700	2,808,400	— %
Postpaid	2,433,900	2,363,800	3 %
Prepaid	381,800	444,600	(14)%
Triple-play customers	1,079,000	1,110,300	(3)%
Services per customer relationship (11)	2.29	2.29	— %
ARPU per customer relationship (€ / month) (11) (12)	58.4	57.7	1 %

Commenting on the results, **John Porter, Telenet's Chief Executive Officer**, stated:

"Needless to say 2020 was an exceptional year. We never intended to work from home for over 40 weeks or doing over 250,000 video calls within our Company. We reduced our carbon emissions by 60% during the first lockdown and organized drive-in concerts for our customers. In addition, we helped thousands of children to attend classes from home and supported local entrepreneurs so they could keep on going. I am very proud of all the efforts we have done for our employees and society overall. It again underlines how important high-quality infrastructure is and justifies all the investments we made over the past years in our Giga HFC network. As a reminder, we are able to offer unparalleled data download speeds of up to 1 Gbps over our entire footprint in Flanders and parts of our Brussels footprint. And recently, the quality of our mobile network got recognized again by the BIPT, the national telecoms regulator in Belgium. The September-October 2020 drive tests revealed we are delivering the highest mobile download speeds of an impressive 99.5 Mbps on our 4G+ network.

COVID-19 had an enormous impact on our network usage indicators. Both lockdowns resulted in record volumes of internet traffic with peaks of 2.9 Terabits per second (Tbps) during the second lockdown, which equals an incredible 190,000 pictures per second. We already reached this year the milestone of expected peak internet traffic, normally anticipated for 2022. The average daily up-and downstream traffic over the fourth quarter increased by 62% and 42% respectively, compared to pre-COVID times at the beginning of 2020. The FY 2020 average fixed data traffic volume per user increased almost 50% year-on-year and half of this volume goes to streaming. In addition, we also saw a massive increase of usage of video calling and more and more customers are switching to OTT applications, instead of using traditional SMS. The latter trend adversely impacts our revenue profile as further detailed in the financial section.

The impressive statistics I've just mentioned can only be achieved by the enablement of our superior network quality. We clearly see that our customers' appetite for high speed broadband is increasing as the weighted average download speed in Q4 2020 increased 8% year-on-year to 212 Mbps. Over 40% of our broadband customer base is enjoying 300 Mbps download speeds or higher, an increase of almost 6 percentage points compared to the same period last year.

We were able to maintain a sound commercial momentum in the year-end quarter, illustrated by a solid operational performance and continued traction for our core products and services in the fourth quarter, again proving our resilience in light of the ongoing pandemic. Our FMC subscriber base increased with over 94,000 customers in 2020, a 17% increase compared to 2019. Our full convergence rate increased 2 percentage points year-on-year to 33%, with a mobile attach rate of 42%. I'm also very pleased with the healthy growth in our broadband subscriber base, which increased by over 38,000 customers in 2020. This is more than five times what we achieved in 2019.

We were once again able to deliver on all our guidance metrics for FY 2020. We managed to limit the rebased revenue decline to just below 2%, while our revenue excluding other revenue was broadly stable. Our rebased Adjusted EBITDA for the full year was slightly up relative to our broadly stable outlook, while our rebased Operating Free Cash Flow (excluding the recognition of football broadcasting rights and the impact of IFRS 16-related capital additions on our accrued capital expenditures) increased almost 3% year-on-year against our 1-2% outlook. This resulted in an Adjusted Free Cash Flow of €416 million, in line with the lower end of the €415.0-€435.0 million range we guided for.

At Telenet, we strive for sustainable growth, with a careful balance between operational excellence and social responsibility that takes into account the social, economic and environmental aspects of our business operations. In this respect, we're currently reviewing our sustainability strategy, which is expected to be finalized in the second quarter of 2021. Not to drastically change course, but to ensure that we maintain our leading position in the Belgian market when it comes to sustainability. This will result in a new Sustainability Framework 2021-2025, which will be fully aligned with our key material issues and which will set new priorities and corresponding targets.

Looking ahead, we will fuel growth focusing on 5 key strategic growth pillars. First of all, extending our customer relationships, enabling our customers to get greater value from living and working digitally. Secondly, accelerate growth in the business segment by differentiating through our human touch. In addition, we want to build a deep customer centric experience, underpinned by a "digital first" approach and radical simplification. We strive to continue to thrive via excellent networks tailored to our customers' needs, and via flexible platforms. And finally, empowering our people to create value through team collaboration in an inspiring culture. The above should enable us to grow both our topline and Adjusted EBITDA in 2021 as Erik will further detail below.

Finally, we will continue to deliver on our tightened shareholder remuneration policy as communicated at the end of October last year. In addition to the €1.3750 gross intermediate dividend per share paid in December last year, the board of directors will propose to the April 2021 AGM to approve a gross dividend of the same size. Combined, they represent the aforementioned €2.75 dividend per share floor (gross), which represents an increase of 47% compared to last year."

Commenting on the results, **Erik Van den Enden, Telenet's Chief Financial Officer**, stated:

"Despite the impact of the COVID-19 pandemic on certain parts of our business, I'm pleased to see that we were able to deliver on all our financial metrics for the full year 2020 as John mentioned above. This positions us well for 2021 and beyond. For the full year 2020, we generated revenue of €2,575 million, which was broadly stable relative to 2019 on a reported basis and included the inorganic impacts of both the acquisition of De Vijver Media and the divestment of our Luxembourg cable subsidiary as further detailed in our revenue section. On a rebased basis, our top line contracted nearly 2%, significantly impacted by an 11% rebased decrease in our other revenue as a result of the COVID-19 pandemic. Other revenue includes amongst others interconnect revenue, handset-related revenue and advertising and production revenue at De Vijver Media. In Q4 2020, we generated revenue of €665 million, which represented a 1% decrease year-on-year on both a reported and rebased basis. Excluding other revenue in both periods, our rebased top line was broadly stable for the full year, in line with our outlook.

As in previous years, we maintained a tight cost focus throughout the year, leading to a 1% and 5% year-on-year decrease in our full year operating expenses on a reported and rebased basis, respectively. Except for modest increases of around 1% in both our network operating costs and staff-related costs, all our cost buckets showed an improved trend versus last year and reflected the impact of the COVID-19 pandemic on our business. In 2020, we realized a net profit of €339 million (Q4 2020: €40 million), up 44% year-on-year, primarily driven by (i) significantly lower net finance expense in the period, (ii) lower income tax expense and (iii) a €28 million gain on the disposal of assets related to a joint venture. We achieved Adjusted EBITDA of €1,378 million for the full year 2020, which was modestly up by almost 1% on a rebased basis relative to our broadly stable outlook. We succeeded in expanding our rebased Adjusted EBITDA margin by 130 basis points versus 2019 to 53.5%. In Q4 2020, our Adjusted EBITDA was €337 million, which represented a nearly 1% increase compared to Q4 of last year driven by lower direct costs and lower costs related to outsourced labor and professional services. As of the third quarter of 2020, our Adjusted EBITDA is impacted by changes to the IFRS accounting treatment of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts. A reconciliation between the reported and rebased headline financials can be found in section 6.1 of our release.

Our Operating Free Cash Flow reached €787 million in 2020, representing a 4% year-on-year decrease following higher lease-related capital additions in Q4 2020. On a rebased basis and excluding the recognition of football broadcasting rights and the impact of lease-related capital additions on our accrued capital expenditures, our Operating Free Cash Flow was up almost 3% versus FY 2019, outperforming our FY 2020 outlook of between 1-2%. This included a rebased growth of nearly 6% in Q4 2020 (excluding the recognition of football broadcasting rights and the impact of certain lease-related capital additions on our accrued capital expenditures) to €167 million.

We generated net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €1,057 million, €476 million and €601 million, respectively, for FY 2020. Our Adjusted Free Cash Flow grew 6% year-on-year in 2020 to €416 million with a robust €157 million contribution in Q4 2020. The strong growth in our Adjusted Free Cash Flow was driven by both lower cash taxes and lower cash interest payments following certain refinancings and included an almost €4 million negative contribution from our vendor financing program.

In 2021, we expect both our revenue and Adjusted EBITDA[(b)] to return back to growth with a targeted rebased[(a)] growth of up to 1% and between 1-2%, respectively. We will also deliver healthy Adjusted Free Cash Flow[(b, d)] between €420.0 and €440.0 million for the FY 2021 despite a modest contraction in rebased Operating Free Cash Flow[(b,c)] in 2021 of around 1% on the back of higher targeted investments. Relative to 2020, we expect a modest increase in our investment levels as the prior year was impacted by the COVID-19 pandemic. In addition, we anticipate higher IT-related investments as we finalize the implementation of our state-of-the-art customer-facing platform as well as increased investments in driving the customer experience in line with our aforementioned strategic pillars. Finally, we have also carefully planned for certain selective network-related investments, creating optionality for future cost-effective fixed and mobile network upgrades. With that, we still expect to deliver on the lower end of our 2018-2021 Operating Free Cash Flow[(b, c)] CAGR of between 6.5% to 8.0%."

(a) For purposes of calculating rebased growth rates on a comparable basis for the periods shown above, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions to the same extent revenue and adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020) and (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020.

(b) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDA, Operating Free Cash Flow and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.

(c) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.

(d) Assuming certain payments are made for the temporary prolongation our current 2G and 3G mobile spectrum licenses in 2021, yet excluding payments on any future spectrum licenses as part of the upcoming multiband auction, and assuming the tax payment on our 2020 tax return will not occur until early 2022.

1 Operational highlights

IMPORTANT REPORTING CHANGES:

Merger between SFR-Coditel and Eltrona: On April 1, 2020, we divested our wholly-owned Luxembourg cable subsidiary Coditel S.à r.l. to Eltrona and acquired a 34% stake in the latter from Post Luxembourg. Following these transactions, we now hold a 50% minus 1 share ownership in Eltrona, the largest cable operator in Luxembourg. As of April 1, 2020, SFR-Coditel is no longer consolidated in our operational and financial results. Consequently, we removed 47,700 homes passed, 9,500 customer relationships and 18,500 RGUs (video: 9,200 RGUs, broadband: 5,500 RGUs and fixed-line telephony: 3,800 RGUs) from our consolidated subscriber counts as presented below and under *4. Consolidated interim operating statistics.*

1.1 Multiple-play

OVERVIEW & MULTIPLE-PLAY

At December 31, 2020, we served 2,048,100 unique customer relationships, which represented approximately 61% of the 3,373,000 homes passed by our leading hybrid fiber coaxial ("HFC") network across our Flemish and Brussels footprint. Our cable network consists of a dense fiber backbone with local loop coaxial cable connections and spectrum of up to 1.2 GHz. Through both EuroDocsis 3.0 and 3.1 technologies, we offer data download speeds of up to 1 Gbps across our entire footprint, reaffirming our leading market position as the fastest internet service provider.

At December 31, 2020, we provided 4,680,600 fixed services ("RGUs") consisting of 1,811,700 video, 1,697,100 broadband internet and 1,171,800 fixed-line telephony subscriptions. Our December 31, 2020 subscriber numbers excluded our former SFR-Coditel customers due to the merger with the Luxembourg cable operator Eltrona as mentioned above. Within our video mix, approximately 93% of our video subscribers have upgraded to the higher ARPU enhanced video platform at December 31, 2020, leaving just 123,700 analog TV subscribers who will be converted to digital by the end of 2021 as part of our "Signal Switch" campaign. Enhanced video subscribers enjoy an enriched TV experience with unrestricted access to a wider range of digital, HD and pay television sports, series and movies channels, a vast library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") platform "Yelo Play". At December 31, 2020, we also served 2,815,700 mobile subscribers, of which approximately 86% are subscribed to one of our attractive mobile or fixed mobile converged ("FMC") rate plans.

We reached a bundling rate of 2.29 fixed RGUs per unique customer relationship at the end of Q4 2020, which was stable compared to the prior year. Approximately 33% of our cable customers subscribed to a quadruple-play bundle at December 31, 2020 (excluding mobile subscriptions under the BASE brand), a solid increase of nearly 200 basis points compared to last year, which underlines the continued appetite of consumers and businesses for our multiple-play value propositions. Our FMC customer base, which represents the sum of our "WIGO", "YUGO" and "KLIK" propositions, reached 641,800 subscribers, up 17% year-on-year. In Q4 2020, we added another 20,500 net new FMC subscribers as a result of our successful end-of-year promotions on our residential "WIGO" and "YUGO" bundles (FY 2020: 94,400).

ARPU PER CUSTOMER RELATIONSHIP

The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. For the year ended December 31, 2020, the monthly ARPU per customer relationship reached €58.4, up €0.7 year-on-year, representing a healthy 1% increase compared to the full year 2019. Growth in the ARPU per customer relationship was underpinned by (i) a higher proportion of multiple-play subscribers in our overall customer mix, (ii) a greater share of higher-tier broadband subscribers in our mix and (iii) the favorable impact of the August 2019 and October 2020 price adjustments. This favorable trend was partly offset by (i) a higher proportion of bundle discounts (including fixed-term promotions), (ii) lower out-of-bundle usage-related revenue and (iii) the effect of the changed allocation of bundle-related subscription revenue as further detailed under *2. Financial highlights*. In Q4 2020,

we recorded an ARPU per customer relationship of €58.7, which represented a modest increase compared to €58.4 in the prior year period, driven in part by the October 2020 price adjustment.

1.2 Broadband internet

At December 31, 2020, we served 1,697,100 broadband internet subscribers, including the removal of 5,500 RGUs in Q2 2020, following the merger of Coditel S.à r.l. with Luxembourg cable operator Eltrona. The favorable trend in our net broadband subscriber growth continued in Q4 2020, attracting 10,600 net new subscribers to any of our attractive broadband propositions (FY 2020: 38,200). This marked our best quarterly performance since Q4 2015. The strong improvement was equally driven by both the consumer and the B2B segment with 5,700 and 4,900 net additions respectively. This underlines again that the ongoing COVID-19 pandemic is driving customer demand for reliable high-speed connectivity solutions. Given the capabilities of our 1 Gbps HFC network across our entire footprint, we're well positioned for the future. Annualized churn decreased significantly from 9.8% in Q4 2019 to 8.5% in Q4 2020 and remained broadly stable compared to Q3 2020.

In Q4 2020, we distributed another 73,000 WiFi-boosters in order to maximize the in-home connectivity customer experience. This brings the total installed base to 786,000 customers who are equipped with our in-home plug-and-play connectivity solution, up 44% compared to the end of 2019. This equals approximately 46% of our broadband customer base compared to approximately 33% a year ago. Five years since the start of our fixed network upgrade program "De Grote Netwerf", we now commercialize data download speeds of 1 gigabit per second across our entire footprint through the "GIGA Speedboost" option for an additional €15 per month. Our Gigabit Speedboost customer base at December 31, 2020 grew 21% compared to the preceding quarter. The weighted average data download speed across our broadband subscriber base further increased to 212 Mbps at December 31, 2020, an increase of 8% compared to the same period last year. Moreover, the proportion of customers with access to 300 Mbps download speeds or higher was 43% in Q4 2020, an increase of 6 percentage points compared to the same period last year.

In addition to the increasing appetite for higher speeds, the monthly average fixed data volume used per customer also increased an impressive 46% in FY 2020 compared to last year. On average, our customers downloaded 60% more than in 2019 with the bulk being used for streaming. In addition, our customers increased their use of our network to stay socially connected, with almost twice as many (+83%) video calls made over our network and a 30% increase in traffic to social media channels such as Facebook, WhatsApp and Messenger. In a typical year, internet traffic on our Giga-HFC network increases about 30%. This year, we saw a doubling of this trend over the course of only ten months.

1.3 Fixed-line telephony

At December 31, 2020, we served 1,171,800 fixed-line telephony subscribers, representing a 3% decrease compared to the same period of last year, reflecting an overall declining market trend and the removal of 3,800 RGUs following the aforementioned merger of our Luxembourg cable business with Eltrona. Relative to September 30, 2020, our fixed-line telephony subscriber base contracted by 12,800 RGUs on a net organic basis in Q4 2020 (FY 2020: -36,900). Annualized churn for our fixed-line telephony service decreased 80 basis points in Q4 2020 to 9.9% compared to the same period of last year, driven by the COVID-19 pandemic impact.

1.4 Mobile telephony

Our mobile telephony subscriber base, which excludes subscribers under our commercial wholesale partnerships and our SME customers, totaled 2,815,700 subscribers at the end of Q4 2020, including 2,433,900 postpaid subscribers. The remaining 381,800 mobile subscribers are prepaid subscribers under the BASE brand. Mainly driven by the success of our FMC offers, we managed to further increase our mobile postpaid subscriber base in Q4 2020 with 17,300 net new SIMs. (FY 2020: 70,100). Our prepaid subscriber base decreased by 23,300 SIMs in Q4 2020, impacted by drastically less footfall in our retail stores because of the COVID-19 pandemic impact and the clean-up of certain SIMs.

1.5 Video

TOTAL VIDEO

At December 31, 2020, our total basic and enhanced video customer base reached 1,811,700 RGUs and included the removal of 9,200 video subscribers following the merger of SFR-Coditel with Eltrona. This represented a net organic loss of 10,800 video subscribers during Q4 2020 (FY 2020: -45,700). This net loss excludes migrations to our enhanced video service and represents customers churning to competitors' platforms, such as other digital television, OTT and satellite providers, or customers terminating their video service or moving out of our service footprint. Within the mix of video subscribers, the proportion of analog basic TV subscribers continued to contract, reaching 123,700 at December 31, 2020. In October 2019, we launched our "Signal Switch" campaign in order to prepare for the switch-off of both the analog radio and video signals by the end of 2021. This will free up capacity on the network for the ever-increasing digital traffic. We decided to temporarily postpone this project as a result of the precautionary measures taken for the COVID-19 crisis. This project will be relaunched again in the course of Q1 2021 and we remain committed to complete the migration by year-end.

ENHANCED VIDEO

At December 31, 2020, 1,688,000 of our video customers had upgraded to our higher ARPU enhanced video services, enabling them to enjoy an enriched TV experience, including free and unrestricted access to our "Yelo Play" app, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home. This features our latest digital TV platform, including our next-generation cloud-based set-top box with voice recognition capabilities, which we launched at the end of April 2019. The Telenet TV app is also available on Apple TV and Android TV since mid-December 2020. Through such a media box, customers can transfer their familiar television experience to a second television screen anywhere in the European Union and without an additional decoder. Our enhanced video customer base in Q4 2020 modestly contracted by 3,100 net RGUs (FY 2020: -4,700) as the quarterly performance was impacted by slightly higher churn related to the October 2020 price adjustment and the temporary halted "Signal Switch" campaign.

Mid-September, we launched "Streamz": A unique streaming service of DPG Media and Telenet, in which we hold a 50% share. Consequently, neither the operational nor the financial results of the joint venture itself are consolidated into our accounts. As we offer both "Streamz" and "Streamz+" directly to customers through our digital TV platform, we will continue to include the number of premium entertainment customers to whom we directly serve. The revenue generated by these direct premium entertainment subscribers is unaffected and remains within our video subscription revenue, while the content-related costs are accounted for as direct costs (programming-related expenses) and hence impacting our Adjusted EBITDA. We refer to *2. Financial Highlights* for additional information.

Due to the launch of the "Streamz" streaming service, we introduced a new "Streamz+" product and rebranded the former "Play" product into "Streamz" alongside "Play More", which continues to exist. We believe our joint OTT platform is uniquely positioned, combining the best locally produced series of all local broadcasters VTM, Play and Eén, supplemented with must-see international content from HBO, in addition to an extensive kids zone, films and documentaries. Streamz is available to everyone through the Streamz app, online at Streamz.be and through our digital TV platform. The total number of customers subscribing to premium entertainment packages "Streamz", "Streamz+" and "Play More" was 413,400 at the end of Q4 2020, which was unchanged compared to September 30, 2020.

At the end of Q4 2020, we had 222,100 "Play Sports" customers, representing a net gain of 8,800 subscribers compared to September 30, 2020. This continued solid performance was similar to the trend in Q3 2020, driven by the agreement reached with Eleven Sports for the broadcasting of the Belgian football league. Unlike the previous contract, the cost of the new Belgian football contract will be accounted for as a direct cost (programming-related expenses) and hence impacting our Adjusted EBITDA. We refer to *2. Financial Highlights* for additional information. In addition, "Play Sports" continues to broadcast several other international football competitions, such as the English Premier League exclusively, and via the international Eleven Sports channels: La Liga, Serie A and Bundesliga 1. Other sports, such as cyclo-cross, basketball, hockey, tennis, golf and motor sports, are also included our broad sports offering.

2 Financial highlights

IMPORTANT REPORTING CHANGES:

Rebased growth: For purposes of calculating rebased growth rates on a comparable basis for the three months ended December 31, 2020 and the year ended December 31, 2020, we have adjusted our historical revenue and Adjusted EBITDA to (i) include the pre-acquisition revenue and Adjusted EBITDA of De Vijver Media (fully consolidated since June 3, 2019) in our rebased amounts, (ii) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020) and (iii) reflect changes related to the IFRS accounting outcome of certain content rights agreements over the August 1 - December 31 period from our rebased amounts for the three months ended December 31, 2019 and the year ended December 31, 2019 to the same extent that the revenue and Adjusted EBITDA of such entities and accounting impacts was included in our results for the three months ended December 31, 2020 and the year ended December 31, 2020. See *Definitions* for more disclosures. For more information regarding the variance between our reported and rebased financial results, we refer to the Appendix in this press release.

Allocation of bundle-related subscription revenue: Following the recent revamp of our broadband internet standalone portfolio, a lower revenue share from our fixed and FMC bundles is allocated to broadband internet revenue as of January 1, 2020. This adversely impacts our broadband internet revenue, fully offset by a higher allocation to our video, fixed-line telephony and mobile telephony revenue. The aforementioned change also impacts the ARPU per customer relationship (as this excludes mobile telephony revenue), yet does not impact our total subscription revenue.

Accounting framework Streamz joint venture and Belgian football broadcasting rights: Mid-September, we launched "Streamz": A unique streaming service of DPG Media and Telenet, in which we have a 50% shareholding. Consequently, neither the operational nor the financial results of the joint venture itself are consolidated into our accounts. As we offer both "Streamz" and "Streamz+" directly to customers through our digital TV platform, we will continue to include the number of premium entertainment customers to whom we directly serve. The revenue generated by these direct premium entertainment subscribers is unaffected and remains within our video subscription revenue, while the content-related costs are accounted for as direct costs (programming-related expenses) and hence impacting our Adjusted EBITDA. In August 2020, we signed a five-year agreement with Eleven Sports for the broadcasting of the Belgian football league. Unlike the previous contract, the cost of the new Belgian football contract will be accounted for as a direct cost (programming-related expenses) and hence impacting our Adjusted EBITDA. Both changes have started to impact our (operating) expenses and Adjusted EBITDA as of the third quarter of 2020. We provide rebased year-on-year changes in order to allow both investors and analysts to assess our financial performance on a like-for-like basis. For more information regarding the variance between our reported and rebased financial results, we refer to the Appendix in this press release.

Restated statement of financial position December 31, 2019: In the course of Q1 2020, Telenet completed its accounting for the step acquisition of De Vijver Media concluded on June 3, 2019 ("purchase price allocation"), which resulted in the recognition of €4.6 million deferred tax liabilities through goodwill. The condensed consolidated statement of financial position as per December 31, 2019 has been restated accordingly.

Purchase price allocation for the Native Nation acquisition: The Company's December 31, 2019 statement of financial position has been restated, reflecting the retrospective impact of the purchase price allocation ("PPA") and accounting policies alignment for the Native Nation acquisition, which was not yet available at year-end 2019. The fair value adjustment on intangible assets (€6.9 million) mainly related to the acquired trade names (€2.8 million), customer relationships (€2.4 million) and technology (€1.7 million). Together with the deferred tax impact of the above mentioned adjustments (€1.7 million), goodwill was reduced by €5.2 million. The recognition of the fair value of the intangible assets did not result in any material additional amortization expense for the period between the acquisition date (October 18, 2019) and

December 31, 2019, and consequently, the consolidated statement of profit and loss and other comprehensive income for the twelve months ended December 31, 2019 has not been restated.

2.1 Revenue

For the year ended December 31, 2020, we generated revenue of €2,575.2 million, which was broadly stable versus the prior year in which our revenue reached €2,583.9 million. Our FY 2020 revenue included a full year contribution from the local media company De Vijver Media NV, of which we acquired the remaining 50% stake on June 3, 2019 and which has been fully consolidated as of then. As of April 1, 2020, our financial results no longer include the contribution of our Luxembourg cable subsidiary Coditel S.à r.l., which has been merged into Eltrona in which we hold a 50% minus 1 share shareholding. Excluding both inorganic effects, our rebased FY 2020 revenue decreased almost 2% (-1.9%) compared to last year and mainly reflected an 11% decrease in our other revenue as a result of the COVID-19 pandemic, as further described below.

Excluding other revenue, our rebased revenue for the year ended December 31, 2020 remained broadly stable (+0.4% year-on-year), in line with our revised full year guidance as presented at the end of April. As such, we delivered on our full year rebased revenue guidance of around -2% with a broadly stable trend if we exclude our other revenue. This broadly stable trend was driven by (i) continued solid momentum for our FMC bundles in both the residential and the business segments, (ii) the uptiering of broadband customers to higher speed bundles and (iii) the benefit of the August 2019 and October 2020 rate adjustments. This effect was almost fully offset by a 2% decrease in our video subscription revenue, reflecting the impact of the COVID-19 pandemic on our pay television sports offerings and lower transactional video-on-demand revenue.

In Q4 2020, our operations yielded €665.1 million of revenue, which represented a 1% decrease versus Q4 2019 on a reported basis, which reflected in part the divestment of our Luxembourg cable business as mentioned above. Excluding this impact, our rebased top line in the quarter decreased almost 1% (-0.9%) year-on-year mainly because of 8% lower other revenue following the effects of the COVID-19 pandemic. Our rebased revenue trend in Q4 2020 further improved relative to the contraction experienced in Q2 2020 and Q3 2020 to a lesser extent. This improved quarterly run-rate was driven by a significant increase in business service revenue of nearly 11% in Q4 2020 and the improved trend in our advertising and production income, which returned back to growth with nearly 1% year-on-year. Excluding other revenue, our rebased revenue in Q4 2020 was up just over 1% compared to Q4 2019.

VIDEO

Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content offerings, including our subscription VOD packages “Streamz”, "Streamz+" “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. For the year ended December 31, 2020, our video revenue amounted to €559.0 million (Q4 2020: €138.4 million), representing a 3% decrease compared to last year on a reported basis. On a rebased basis, which excludes the inorganic impact from the sale of our Luxembourg cable business in April 2020, our video revenue fell 2% year-on-year. A greater revenue share from our FMC bundles as mentioned above alongside the benefit from certain rate adjustments were more than offset by the impact of the COVID-19 pandemic on our pay television sports offerings and lower transactional video-on-demand revenue caused by certain delays in the release of new blockbuster movies and series.

BROADBAND INTERNET

The revenue generated by our residential and small business broadband internet RGUs totaled €654.9 million in 2020 (Q4 2020: €166.5 million), which was broadly stable compared to last year, both on a reported and rebased basis. Following the recent revamp of our broadband standalone portfolio, a lesser revenue share from our fixed and FMC bundles is allocated to broadband internet revenue since January 1, 2020. This had an adverse impact on our broadband internet revenue, fully offset by a higher allocation to our video, fixed-line telephony and mobile telephony revenue. This shift in our revenue mix fully offset (i) higher SOHO B2B-related broadband revenue driven by strong "KLIK" FMC bundle sales, (ii) the August 2019 and

October 2020 price adjustments, (iii) the continued uptiering of our broadband internet customer base and (iv) the positive churn impact of COVID-19.

FIXED-LINE TELEPHONY

Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnect revenue generated by these customers, which is reported under other revenue. For the year ended December 31, 2020, our fixed-line telephony revenue increased 3% year-on-year on both a reported and rebased basis to €225.2 million (Q4 2020: €55.2 million). The increase was mainly attributable to (i) the favorable impact from the aforementioned reallocation of our fixed and FMC bundle revenue, (ii) the August 2019 and October 2020 price adjustments and (iii) higher usage-related revenue as a result of increased fixed-line calling behavior during the COVID-19 pandemic.

MOBILE TELEPHONY

Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnect revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs, which are all recorded in other revenue. For the FY 2020, we generated mobile telephony revenue of €451.2 million (Q4 2020: €113.4 million), representing a year-on-year increase of just over 1% on both a reported and rebased basis. The increase was mainly attributable to the favorable impact from the aforementioned reallocation of our fixed and FMC bundle revenue and continued solid net postpaid subscriber growth, driven by up -and cross-sell to our high-tier FMC bundles. These tailwinds were almost fully offset by (i) lower out-of-bundle revenue generated by our mobile subscribers in excess of their monthly bundle on the back of our improved "WIGO" quad-play bundles and the shift to unlimited standalone mobile offers on both Telenet and BASE brands, (ii) lower prepaid revenue following a continued decline in the number of prepaid subscribers and reduced top-ups as a result of the COVID-19 pandemic and (iii) higher bundle-related discounts following the success of our quad-play "WIGO" propositions.

BUSINESS SERVICES

The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) mobile telephony revenue generated by our SME customers, (iii) our carrier business and (iv) value-added services such as network hosting and managed data security. Our business services revenue also includes the revenue generated by the local ICT integrator Nextel, which we acquired on May 31, 2018. Revenue generated by our business customers on all coax-related products, such as our flagship "KLIK" bundle, is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division.

Telenet Business generated revenue of €207.7 million for the year ended December 31, 2020 (Q4 2020: €58.6 million), representing a 1% and 2% year-on-year increase on a reported and rebased basis, respectively. The increase was mainly driven by (i) higher fixed telephony revenue driven by good performance of the ICT integrator and cloud services, (ii) higher security revenues and (iii) growing revenue on our Corporate Fibernet portfolio which fully offset (iv) lower mobile data usage revenues for SME due to COVID-19 and (v) lower interconnect revenue given the declining trend in traditional SMS usage. The Q4 2020 business service revenues increased 10% and 11% on a reported and rebased basis respectively, driven by the same factors as mentioned above.

OTHER

Other revenue primarily includes (i) interconnect revenue from both our fixed-line and mobile telephony customers, (ii) advertising and production revenue from De Vijver Media NV, which we fully consolidated as of June 3, 2019, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) wholesale revenue generated through both our commercial and regulated wholesale businesses, (v) product activation and installation fees and (vi) set-top box sales revenue.

Our other revenue reached €477.2 million in 2020 (Q4 2020: €133.0 million), a decline of 2% on a reported basis, following a full year contribution from De Vijver Media, as opposed to only seven months in last year's comparable period. On a rebased basis, our other revenue sharply declined by 11% year-on-year, reflecting (i) a rebased 19% decline in interconnect revenue because of lower SMS traffic and decreased roaming

visitors revenue mainly due to COVID-19, (ii) a rebased 14% decline in advertising and production revenue at De Vijver Media and (iii) a rebased 14% decline in revenue from handset sales. The quarterly trend in our other revenue improved in Q4 2020, yet still down 8% year-on-year on both a reported and rebased basis. The decline was mainly driven by lower interconnect and handset-related revenue, partly offset by higher wholesale revenues which were up 23% versus Q4 last year.

2.2 Expenses

For the year ended December 31, 2020, we incurred total expenses of €1,981.1 million, representing a 4% increase compared to the prior year. Our total expenses in 2020 reflected (i) the aforementioned inorganic impacts from the De Vijver Media acquisition and the merger of SFR-Coditel into Eltrona and (ii) a €32.9 million goodwill impairment charge on De Vijver Media following the re-assessment of their strategic long-range plan. Total expenses represented approximately 77% of revenue for the year ended December 31, 2020 (FY 2019: approximately 73%). Cost of services provided as a percentage of revenue represented approximately 54% for FY 2020 (FY 2019: approximately 52%), while selling, general and administrative expenses represented approximately 23% of our total revenue in 2020 (FY 2019: approximately 21%).

Our operating expenses, which include our (i) network operating expenses, (ii) direct costs, (iii) staff-related expenses, (iv) sales and marketing expenses, (v) outsourced labor and professional services and (vi) other indirect expenses, decreased nearly 1% on a reported basis for the year ended December 31, 2020 despite the aforementioned inorganic impacts and changes to the IFRS accounting outcome of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts (see 2 *Financial highlights* for additional information). On a rebased basis, our FY 2020 operating expenses decreased almost 5% compared to last year. This was predominantly driven by (i) an 8% decrease (€46.1 million) in our direct costs due to significantly lower interconnect and roaming expenses and lower costs related to handset purchases during the COVID-19 pandemic, (ii) a 26% decline (€9.8 million) in outsourced labor expenses, (iii) a 4% reduction (€4.3 million) in our sales and marketing expenses mainly due to lower commercial activity in H1 2020 because of the COVID-19 pandemic, notwithstanding an anticipated pick-up in H2 2020 as a result of stepped-up commercial activity, and (iv) a 2% decrease in our indirect costs, mainly driven by lower IT and outsourced call center expenses.

In Q4 2020, total expenses were €538.1 million compared to €501.0 million in Q4 2019. Our operating expenses in the quarter increased nearly 2% year-on-year on a reported basis, reflecting the aforementioned changes to the IFRS accounting outcome of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights because of changes related to the underlying contracts and the aforementioned inorganic impact from the SFR-Coditel merger into Eltrona. On a rebased basis, our operating costs decreased significantly by more than 2% as lower direct costs and lower costs related to outsourced labor and professional services more than offset the increased staff related expenses and other indirect expenses in the fourth quarter.

NETWORK OPERATING EXPENSES

Network operating expenses for the year ended December 31, 2020 were €198.2 million (Q4 2020: €48.4 million), an increase of over 1% year-on-year on both a reported and a rebased basis. The increase relates to higher core network expenses and a greater proportion of technical customer visits, reflecting an increase in homeworking as a result of the COVID-19 pandemic.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)

Our direct costs include all of our direct expenses such as (i) programming and copyright costs, including, as of Q3 2020, costs related to the purchase of content for our "Streamz", "Streamz+" and "Play More" packages, as well as the costs related to the Belgian football broadcasting rights (ii) interconnect costs and (iii) handset sales and subsidies. For the year ended December 31, 2020, our direct costs were €514.4 million, a 2% decrease compared to FY 2019. On a rebased basis, our direct costs for the year ended December 31, 2020 decreased 8% year-on-year due to significantly lower interconnect and roaming expenses and lower programming costs. In Q4 2020, our direct costs were €144.9 million, which was up

nearly 1% compared to the prior year period. On a rebased basis, our direct costs showed an 8% year-on-year decrease driven by lower interconnect expenses and lower programming costs.

STAFF-RELATED EXPENSES

Staff-related expenses for the year ended December 31, 2020 were €271.1 million (Q4 2020: €73.2 million), which represented an increase of 4% compared to the prior year and reflected the aforementioned inorganic impacts. On a rebased basis, staff-related expenses for the year ended December 31, 2020 increased almost 1% relative to last year, reflecting a higher average headcount compared to last year.

SALES AND MARKETING EXPENSES

Our sales and marketing expenses for the year ended December 31, 2020 were €95.6 million representing a 1% year-on-year decrease due to the impact of COVID-19 on our marketing and retail activity. On a rebased basis, sales and marketing expenses in 2020 decreased 4% year-on-year, largely for the same reason. In Q4 2020, sales and marketing expenses were €32.4 million, which was up 2% versus Q4 2019. On a rebased basis, sales and marketing expenses increased 2% compared to the same quarter of last year due to end-of-year promotional campaigns and an anticipated step-up in our commercial activity.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES

Costs related to outsourced labor and professional services for the year ended December 31, 2020 were €28.4 million (Q4 2020: €7.3 million), a 26% decrease both on a reported and rebased basis as a result of the COVID-19 pandemic and continued tight cost control.

OTHER INDIRECT EXPENSES

Other indirect expenses reached €89.5 million for the year ended December 31, 2020 (Q4 2020: €22.0 million), representing a 1% decrease compared to the prior year on a reported basis. On a rebased basis, other indirect expenses decreased 2% year-on-year, mainly driven by lower IT expenses and our continued focus on operating leverage and tight cost control.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND GAIN ON DISPOSAL OF ASSETS

Depreciation and amortization, including impairment of long-lived assets, gain on disposal of assets and restructuring charges, reached €749.4 million for the year ended December 31, 2020 (Q4 2020: €196.7 million) compared to €676.2 million for the prior year and included the aforementioned €32.9 million goodwill impairment charge.

2.3 Net result

FINANCE INCOME AND EXPENSES

For the year ended December 31, 2020, net finance expense totaled €233.1 million compared to net finance expense of €332.2 million in 2019, representing a 30% improvement year-on-year. Finance income increased from €24.7 million last year to €241.1 million for FY 2020. The substantial year-on-year increase primarily reflected a €240.2 million non-cash foreign exchange gain on our USD-denominated debt in 2020, as compared to a €23.9 million non-cash gain on our derivatives in 2019. As detailed under 2.8 *Debt profile, cash balance and net total leverage ratio*, our USD-denominated debt has been hedged until the respective maturity dates, hence minimizing the impact of foreign exchange fluctuations on our cash flows. Finance expense for the year ended December 31, 2020 increased 33% to €474.2 million from €356.9 million in 2019. Finance expense for FY 2020 included a (i) €252.2 million non-cash loss on our derivatives, (ii) €206.8 million of net interest expense, foreign exchange loss and other finance expenses (-33% year-on-year) and (iii) a €15.2 million loss on the extinguishment of debt following the January 2020 refinancing of both our euro and USD-denominated term loan facilities.

Net finance expense in Q4 2020 amounted to €79.8 million compared to €37.2 million in Q4 2019 and included a €115.4 million non-cash foreign exchange gain on our USD-denominated debt. Net finance expense in Q4 2020 also reflected a €148.4 million non-cash loss on our derivatives versus a non-cash loss on derivatives of €16.3 million in Q4 last year.

GAIN (LOSS) ON THE DISPOSAL OF SHARES IN A SUBSIDIARY
For FY 2020, we recorded a €27.5 million gain on the disposal of shares in a subsidiary.

INCOME TAXES
We recorded income tax expense of €50.7 million for the year ended December 31, 2020 (Q4 2020: €7.2 million) compared to €117.9 million in 2019. Our income tax expense for the year ended December 31, 2020 was favorably impacted by the recognition of the innovation income tax deduction in the first quarter of 2020, including a one-time effect of deductions related to prior periods.

NET PROFIT
We realized a net profit of €338.5 million for the year ended December 31, 2020 compared to €234.6 million in the prior year. The 44% increase in our net profit was primarily driven by (i) significantly lower net finance expense in the period, (ii) lower income tax expense as mentioned above and (iii) the aforementioned gain on the disposal of shares in a subsidiary. For the year ended December 31, 2020, we achieved a healthy net profit margin of 13.1% compared to a net profit margin of 9.1% last year.

Net profit for Q4 2020 was €40.4 million as compared to €91.7 million in Q4 last year. The 56% year-on-year decrease was driven by a €148.4 million non-cash loss on derivative financial instruments in Q4 2020 and a 26% year-on-year decrease in our operating profit. Our net profit margin represented 6.1% in Q4 2020 versus 13.6% in Q4 2019.

2.4 Adjusted EBITDA

For the year ended December 31, 2020, we achieved Adjusted EBITDA of €1,378.0 million, which was broadly stable versus the €1,375.4 million we delivered in FY 2019. Our Adjusted EBITDA for the year ended December 31, 2020 included the impacts of (i) our acquisition of De Vijver Media (fully consolidated since June 3, 2019), (ii) the divestiture of our former Luxembourg cable business (deconsolidated as of April 1, 2020) and (iii) changes to the IFRS accounting outcome of certain content-related costs for our premium entertainment packages and the Belgian football broadcasting rights, because of changes related to the underlying contracts (see 2 *Financial highlights* for more information). On a rebased basis, excluding these impacts, our Adjusted EBITDA increased modestly by less than 1% (+0.5%) for FY 2020, driven by (i) an 8% decrease in our direct costs, (ii) a 26% decline in outsourced labor expenses, (iii) a 4% reduction in our sales and marketing expenses and (iv) a 2% decrease in our indirect costs. As such, we delivered on our upgraded rebased FY 2020 Adjusted EBITDA outlook, from a decline of around 1% previously, to broadly stable, which we communicated through our Q3 2020 results publication. We achieved an Adjusted EBITDA margin of 53.5% for FY 2020 as compared to 53.2% in 2019. On a rebased basis, we succeeded in expanding our Adjusted EBITDA margin by 130 basis points versus last year.

In Q4 2020, we realized Adjusted EBITDA of €336.9 million, which was down 4% compared to the prior year period, when we achieved Adjusted EBITDA of €350.9 million and includes the aforementioned impacts of the divestment of our Luxembourg cable business and the change in accounting treatment for Belgian football broadcasting rights and premium content, due to changes in the underlying contracts. On a rebased basis, our Adjusted EBITDA in Q4 2020 increased nearly 1% (+0.7%) compared to the same period of last year driven by (i) lower direct costs and (ii) lower costs related to outsourced labor and professional services. We achieved an Adjusted EBITDA margin of 50.7% in the quarter compared to 52.1% a year ago on a reported basis. On a rebased basis, we managed to improve our Adjusted EBITDA margin by 80 basis points compared to Q4 2019.

Exhibit 1: Reconciliation between profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended December 31,			For the year ended December 31,		
	2020	2019	Change %	2020	2019	Change %
Profit for the period	**40.4**	**91.7**	**(56)%**	**338.5**	**234.6**	**44 %**
Income tax expense	7.2	44.1	(84) %	50.7	117.9	(57) %
Share of the result of equity accounted investees	(1.4)	(0.7)	100 %	(0.7)	0.9	N.M.
Loss (gain) on disposal of assets/liabilities related to a subsidiary or a joint venture	1.0	—	100%	(27.5)	(0.1)	N.M.
Net finance expense (income)	79.8	37.2	115 %	233.1	332.2	(30) %
Depreciation, amortization, impairment and gain on disposal of assets	196.5	176.8	11 %	743.9	675.5	10 %
EBITDA	**323.5**	**349.1**	**(7)%**	**1,338.0**	**1,361.0**	**-2 %**
Share based compensation	11.0	2.2	400 %	29.8	13.0	129 %
Operating charges related to acquisitions or divestitures	2.2	0.2	1,000 %	5.3	0.7	657 %
Restructuring charges	0.2	(0.6)	N.M.	5.5	0.7	686 %
Measurement period adjustments related to business acquisitions	—	—	—%	(0.6)	—	100%
Adjusted EBITDA	**336.9**	**350.9**	**(4)%**	**1,378.0**	**1,375.4**	**— %**
Adjusted EBITDA margin	50.7 %	52.1 %		53.5 %	53.2 %	
Net profit margin	6.1 %	13.6 %		13.1 %	9.1 %	

N.M. - Not Meaningful

2.5 Capital expenditures

Accrued capital expenditures for the year ended December 31, 2020 reached €597.0 million, an increase of nearly 2% versus last year and equivalent to approximately 23% of revenue over the period. Our FY 2020 accrued capital expenditures included the impacts of (i) our acquisition of De Vijver Media (fully consolidated since June 3, 2019), (ii) the divestiture of our former Luxembourg cable business (deconsolidated as of April 1, 2020), (iii) significantly higher lease-related capital additions and (iv) the recognition of certain football broadcasting rights for the Jupiler Pro League in the third quarter of 2020. Our accrued capital expenditures in FY 2019 included the recognition of the English Premier League broadcasting rights for a period of three seasons. Under EU IFRS, these football broadcasting rights have been capitalized as an intangible asset and will be amortized as the seasons progress. Excluding the recognition of the football broadcasting rights and certain lease-related capital additions in both periods, consistent with the basis of our 2018-2021 Operating Free Cash Flow CAGR guidance, our accrued capital expenditures for the year ended December 31, 2020 decreased modestly by 1% year-on-year and represented around 21% of our revenue in 2020.

In Q4 2020, our accrued capital expenditures increased 7% from €158.7 million in Q4 last year to €169.5 million, equivalent to approximately 25% of revenue in the quarter. Our accrued capital expenditures in Q4 2020 included much higher lease-related capital additions compared to the prior year period. Excluding the recognition of certain lease-related capital additions in both periods, consistent with the basis of our 2018-2021 Operating Free Cash Flow CAGR guidance, our accrued capital expenditures represented approximately 21% of our top line in the quarter and decreased 9% year-on-year.

Capital expenditures related to customer premises equipment, which includes our spending on set-top boxes, modems and WiFi powerlines represented €93.8 million in 2020 (Q4 2020: €19.7 million). This 2% year-on-year decrease is largely attributable to the COVID-19 pandemic and the higher investment levels in 2019 related to our successful in-home connectivity campaigns and launch of our next-generation set-top box. Capital expenditures related to customer premises equipment for the year ended December 31, 2020 represented approximately 16% of our total accrued capital expenditures (excluding the recognition of certain football broadcasting rights).

Accrued capital expenditures for network growth and upgrades amounted to €77.6 million for FY 2020 (Q4 2020: €19.2 million), marking a 29% decrease compared to the prior year and predominantly reflected the completion of both our fixed and mobile network infrastructure improvement programs and, to a lesser extent, the impact of COVID-19 on our field operations. For the year ended December 31, 2020, network-related capital expenditures represented approximately 13% of total accrued capital expenditures (excluding the recognition of certain football broadcasting rights).

Capital expenditures for products and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €153.4 million in 2020 (Q4 2020: €44.2 million). This represents a strong 37% year-on-year increase, reflecting higher spending on our IT upgrade program. Capital expenditures for products and services represented approximately 26% of total accrued capital expenditures for the year ended December 31, 2020 (excluding the recognition of certain football broadcasting rights).

The remainder of our accrued capital expenditures includes (i) refurbishments and replacements of network equipment, (ii) sports and programming acquisition costs, including certain content acquired by De Vijver Media, (iii) certain recurring investments in our IT platform and systems and (iv) lease-related capital additions. These reached €272.2 million for the year ended December 31, 2020 (Q4 2020: €86.4 million), representing a 1% increase compared to last year.

The above implies that approximately 55% of our accrued capital expenditures for the year ended December 31, 2020 (excluding the recognition of certain football broadcasting rights) were scalable and subscriber growth related. We continue to closely monitor our capital expenditures in order to drive incremental returns.

Exhibit 2: Reconciliation between accrued capital expenditures and cash capital expenditures (unaudited)

(€ in millions)	For the three months ended December 31,			For the year ended December 31,		
	2020	2019	Change %	2020	2019	Change %
Accrued capital expenditures	**169.5**	**158.7**	**7 %**	**597.0**	**586.9**	**2 %**
Assets acquired under capital-related vendor financing arrangements	(16.3)	(23.3)	(30) %	(80.8)	(210.6)	(62) %
Assets acquired under lease agreements	(43.3)	(11.2)	287 %	(90.6)	(64.1)	41 %
Changes in current liabilities related to capital expenditures	25.3	(0.5)	N.M.	46.2	99.7	(54) %
Cash capital expenditures	**135.2**	**123.7**	**9 %**	**471.8**	**411.9**	**15 %**

2.6 Operating Free Cash Flow

We yielded an Operating Free Cash Flow of €787.0 million for the year ended December 31, 2020 compared to €821.3 million in 2019. The 4% year-on-year decrease was mainly driven by higher lease-related capital additions in Q4 2020. On a rebased basis and excluding the recognition of football broadcasting rights and the impact of certain lease-related capital additions on our accrued capital expenditures, our Operating Free Cash Flow was up almost 3% versus FY 2019, outperforming our FY 2020 outlook of between 1-2%.

In Q4 2020, we generated €167.4 million of Operating Free Cash Flow, representing a 14% decrease related to the prior year period due to higher lease-related capital additions as mentioned above. On a rebased basis and excluding the recognition of the football broadcasting rights and the impact of certain lease-related capital additions, our Operating Free Cash Flow for Q4 2020 increased nearly 6% versus Q4 2019.

Exhibit 3: Reconciliation to Operating Free Cash Flow (unaudited)

(€ in millions)	For the three months ended December 31, 2020	2019	Change %	For the year ended December 31, 2020	2019	Change %
Adjusted EBITDA	**336.9**	**350.9**	**(4)%**	**1,378.0**	**1,375.4**	**— %**
Accrued capital expenditures	(169.5)	(158.7)	7 %	(597.0)	(586.9)	2 %
Recognition of football broadcasting rights	—	1.8	(100) %	6.0	32.8	(82) %
Accrued capital expenditures excluding recognition of football broadcasting rights	**(169.5)**	**(156.9)**	**8 %**	**(591.0)**	**(554.1)**	**7 %**
Operating Free Cash Flow	**167.4**	**194.0**	**(14)%**	**787.0**	**821.3**	**(4)%**

2.7 Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES

For the year ended December 31, 2020, our operations yielded €1,057.4 million of net cash compared to the €1,092.5 million we generated during the prior year. The net cash from our operating activities for the year ended December 31, 2020 included the impacts of our acquisition of De Vijver Media (fully consolidated since June 3, 2019) and the divestiture of our former Luxembourg cable business (deconsolidated as of April 1, 2020). Our net operating cash flow decreased 3% year-on-year, as a €81.3 million lower trend in our working capital as compared to last year more than offset a €49.4 million reduction in cash taxes relative to 2019 and €16.5 million lower cash interest and derivative expenses as a result of recent refinancing transactions.

In Q4 2020, the net cash generated by our operating activities reached €327.5 million, representing a 3% decrease compared to Q4 2019, mainly driven by the aforementioned decline in our Adjusted EBITDA.

NET CASH USED IN INVESTING ACTIVITIES

We used €475.6 million of net cash in investing activities for the year ended December 31, 2020 compared to €432.0 million in 2019. The 10% increase in our net cash used in investing activities reflected (i) the aforementioned inorganic impacts, (ii) 15% higher cash capital expenditures following a lower amount of assets procured through our vendor financing program as well as (iii) the aforementioned acquisition of a 34% shareholding in the Luxembourg cable operator Eltrona from Post Luxembourg.

In Q4 2020, we used €139.1 million of net cash in investing activities, which was up 9% compared to the same period of last year and primarily reflected modestly lower cash capital expenditures relative to Q4 last year.

We utilize a vendor financing program through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During FY 2020, we acquired €80.8 million of assets through capital-related vendor financing arrangements (Q4 2020: €16.3 million), favorably impacting our net cash used in investing activities for the equivalent amount. This represented a decline of 62% and 30% year-on-year, respectively, versus FY 2019 and Q4 2019. Please refer to Section 2.5 - *Capital expenditures* for a reconciliation between accrued capital expenditures and cash capital expenditures.

NET CASH USED IN FINANCING ACTIVITIES

For the year ended December 31, 2020, the net cash used in financing activities was €601.2 million compared to €647.3 million in 2019. The net cash used in financing activities for the year ended December 31, 2020 primarily reflected the continued delivery against our shareholder remuneration policy as presented during the December 2018 Capital Markets Day. In May 2020, we paid a gross final dividend of €1.3050 per share and paid a €1.3750 gross intermediate dividend per share in December 2020 as part of our tightened shareholder remuneration policy, which includes a €2.75 gross dividend per share floor. On an aggregate basis, we returned €292.3 million of dividends to our shareholders in 2020, compared to €62.8 million in 2019. In the first half of 2020, we also spent €34.4 million on share repurchases as part of our 2020 Share Repurchase Program, in which we acquired 1.1 million shares during March 2020 at an average price of

€30.43. The net cash used in financing activities for the year ended December 31, 2020 also included a net cash outflow of €158.3 million related to loan repayments, including the voluntary 10% redemption of our 3.50% €600.0 million Senior Secured Fixed Rate Notes due March 2028 for an aggregate amount of €56.6 million, and scheduled repayments of our short-term vendor financing commitments. We also paid €13.8 million related to debt issuance costs for debt refinancings completed in the first half of 2020. The remainder of the net cash used in financing activities primarily consisted of finance lease repayments and other financial payments.

In Q4 2020, we used €190.6 million of net cash in financing activities versus €192.0 million of net cash used in Q4 last year and included the payment of the aforementioned intermediate dividend in Q4 2020 (€150.0 million).

ADJUSTED FREE CASH FLOW

For the year ended December 31, 2020, we generated Adjusted Free Cash Flow of €415.8 million compared to €391.0 million last year. As such, we delivered on our FY 2020 outlook as we achieved the lower end of our €415.0-435.0 million guidance range. Relative to 2019, our Adjusted Free Cash Flow increased 6% despite a €3.9 million negative contribution from our vendor financing program. Excluding this impact, the growth in our Adjusted Free Cash Flow would have been slightly higher.

Our Adjusted Free Cash Flow in Q4 2020 was €157.3 million versus €120.9 million for the prior year period. Our Adjusted Free Cash Flow in the quarter included a €10.7 million positive contribution from our vendor financing program, compared to a €39.9 million negative contribution in Q4 2019. Excluding these impacts, our Adjusted Free Cash Flow would have decreased relative to the same quarter of last year.

2.8 Debt profile, cash balance and net leverage ratio

DEBT PROFILE

At December 31, 2020, we carried a total debt balance (including accrued interest) of €5,417.9 million, of which €1,358.0 million principal amount is related to the € and USD-denominated Senior Secured Fixed Rate Notes due March 2028 and €2,987.2 million principal amount is owed under our 2020 Amended Senior Credit Facility with maturities ranging from April 2028 through April 2029. Our total debt balance at December 31, 2020 also included a principal amount of €351.0 million related to our vendor financing program, while the remainder primarily represents lease obligations associated with the Interkabel Acquisition and other leases.

At December 31, 2020, we carried €351.0 million of short-term debt related to our vendor financing program, all of which is maturing within less than twelve months. This represented a modest decrease of €3.9 million versus December 31, 2019 and impacted our Adjusted Free Cash Flow by the same amount. In Q4 2020, the outstanding commitments under our vendor financing program showed an anticipated increase relative to the preceding quarter with an increase of €10.7 million. As of end-October 2020, the applicable margin on our future short-dated commitments under the vendor financing program has been reduced by another 15 basis points to 1.95% over EURIBOR floored at 0%. This reduced interest cost comes on top of an equivalent 15 basis points margin reduction in February 2020. Given the aforementioned size of the program, this will have a modest accretive impact on our Adjusted Free Cash Flow in 2021 and beyond.

In the first half of 2020, we finalized several accretive (re)financing transactions including (i) the successful issuance of a new 8.25-year USD 2,295 million Term Loan ("Facility AR") and a new 9.25-year €1,110 million Term Loan ("Facility AQ") in January 2020, (ii) the issuance of a new 6.2-year €510.0 million revolving credit facility in April 2020 ("Revolving Credit Facility I") and (iii) the April 2020 10% repurchase of our 3.50% €600.0 million Senior Secured Fixed Rate Notes due March 2028. In Q4 2020, we successfully extended our €20.0 million bilateral Revolving Credit Facility by another five years to September 30, 2026. The applicable margin under the extended facility has been determined at 2.25% over EURIBOR (floored at 0%), representing the same margin as under our €510.0 million Revolving Credit Facility I which also matures in 2026. The extended facility can customarily be used for general corporate purposes.

Excluding short-term liabilities related to our vendor financing program, we face no debt maturities prior to March 2028 with a weighted average maturity of approximately 7.5 years at December 31, 2020. In addition, we also had full access to €555.0 million of undrawn commitments under our revolving credit facilities at December 31, 2020, with certain availabilities up to September 2026.

DEBT OVERVIEW AND PAYMENT SCHEDULES

The table below provides an overview of the principal amounts under our main debt instruments and payment schedule at December 31, 2020.

Exhibit 4: Debt maturity table as of December 31, 2020 (unaudited)

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	December 31, 2020 (€ in millions)					
2020 Amended Senior Credit Facility						
Term Loan AR	1,877.2	1,877.2	—	April 30, 2028	Floating | 6-month LIBOR (0% floor) + 2.00%	Monthly
Term Loan AQ	1,110.0	1,110.0	—	April 30, 2029	Floating | 6-month EURIBOR (0% floor) + 2.25%	Semi-annual (Jan. and July)
Revolving Credit Facility I	510.0	—	510.0	May 31, 2026	Floating | 6-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)
Senior Secured Fixed Rate Notes						
€600 million Senior Secured Notes due 2028 (Facility AK)	540.0	540.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	818.0	818.0	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)
Other						
Revolving Credit Facility	20.0	—	20.0	September 30, 2026	Floating | 1-month EURIBOR (0% floor) + 2.25%	Quarterly (commitment fees only)
Overdraft Facility	25.0	—	25.0	December 31, 2021	Floating | 1-month EURIBOR (0% floor) + 1.60%	Quarterly (commitment fees only)
Total notional amount	**4,900.2**	**4,345.2**	**555.0**			

Note: In the table above, Telenet's USD-denominated debt has been converted into € using the December 31, 2020 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the €-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the €-equivalent hedged amounts given the underlying economic risk exposure.

CASH BALANCE AND AVAILABILITY OF FUNDS

At December 31, 2020, we held €82.0 million of cash and cash equivalents compared to €84.2 million at September 30, 2020 and €101.4 million at December 31, 2019. In order to minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions and we strive to invest at least 75% of our cash and cash equivalents in AAA-rated money market funds.

Relative to December 31, 2019, our cash balance at December 31, 2020 decreased €19.4 million despite the robust Adjusted Free Cash Flow we generated in 2020. Throughout 2020, we committed a substantial and growing part of our Adjusted Free Cash Flow to our shareholder remuneration policy, which we communicated in December 2018 as part of our Capital Markets Day and tightened in October 2020 through the introduction of a €2.75 gross dividend per share floor. In 2020, we paid aggregate dividends of €292.3 million, which included the payment of a €1.3050 gross dividend per share in May 2020 and a €1.3750

intermediate gross dividend per share in December 2020. Pending shareholder approval in April this year, we intend to pay the remaining half of the aforementioned dividend floor in early May 2021. We also used €34.4 million of net cash used under the Share Repurchase Program 2020, through which we repurchased 1.1 million shares. We also redeemed 10% of our 3.50% €600.0 million Senior Secured Fixed Rate Notes due March 2028 in April for an aggregate amount of €56.6 million. Finally, we incurred a €13.8 million payment related to debt issuance costs for debt refinancing completed in the first half of 2020.

In addition to our available cash balance of €82.0 million as per December 31, 2020, we also had full access to €555.0 million of available commitments under our 2020 Amended Senior Credit Facility and our other revolving credit facilities, subject to compliance with the covenants mentioned below.

NET LEVERAGE RATIO

At the occasion of the December 2018 Capital Markets Day - and as updated at the end of October last year when we tightened our shareholder remuneration policy - we reconfirmed our leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized Adjusted EBITDA ("net total leverage"). In absence of any material acquisitions and/or significant changes in our business or regulatory environment, we intend to stay around the 4.0x mid-point through an attractive and sustainable level of shareholder disbursements. This now includes a gross dividend per share floor of €2.75, representing the upper end of the previous pay-ratio between 50-70% as a percentage of our Adjusted Free Cash Flow. At December 31, 2020, our net total leverage was 4.1x, which was modestly up compared to September 30, 2020. This reflected the payment of the intermediate dividend in December 2020 (€150.0 million) as well as the impact of the aforementioned accounting treatment of the Belgian football broadcasting rights and certain premium content on our Adjusted EBITDA.

Our net covenant leverage, as calculated under the 2020 Amended Senior Credit Facility, differs from our net total leverage as it excludes (i) lease-related liabilities, (ii) any vendor financing-related short-term liabilities and includes (iii) the Credit Facility Excluded Amount (which is the greater of €400.0 million and 0.25x Consolidated Adjusted Annualized EBITDA). Our net covenant leverage reached 3.0x at December 31, 2020, which was also modestly up versus the prior quarter. Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. The aforementioned maintenance covenant only applies, however, in case we would draw 40% or more under our revolving credit facilities. At December 31, 2020, our revolving credit facilities were fully undrawn as mentioned above.

3 Outlook and other information

3.1 Outlook

We delivered a solid financial performance in 2020 relative to our revised full year 2020 outlook as presented at the end of April last year. This positions us well with regards to our medium-term outlook as presented during the December 2018 Capital Markets Day. 2021 will be the final year of our current three-year plan, during which we expect to return back to growth both from a rebased topline and Adjusted EBITDA perspective. We will also drive healthy Adjusted Free Cash Flow from our operations despite a modest contraction in rebased Operating Free Cash Flow in 2021 as referenced to below. We have rebased our FY 2020 headline financials (see section 6.1) to reflect (i) the divestment of our Luxembourg cable business to Eltrona in which we hold an unconsolidated 50% minus 1 share ownership stake and (ii) changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020. The latter has started to impact both our Adjusted EBITDA and Operating Free Cash Flow performance as of then, whereas 2021 will show a full twelve-month impact.

In 2021, we will focus on five distinct pillars after having laid the foundations in recent years. First, we seek to extend and deepen our customer relationships, enabling our customers to get greater value from living and working digitally. Next, we aim to accelerate growth in the business segment by differentiating through our human touch. Thirdly, we will build a deep customer-centric customer experience by a "digital first" approach and radical simplification. Furthermore, we will continue to thrive via excellent networks tailored to our customers' needs and via flexible platforms. And finally, we look to empower our employees to create value through improved team collaboration in an inspiring culture through the adoption of an agile organization structure.

Zooming in on our financial outlook for the year ahead, we expect our topline to reach an inflection point in 2021 returning back to growth on a rebased basis. We anticipate a partial recovery from the COVID-19 pandemic which mainly affected our other revenue in 2020. The recovery in our other revenue will to some extent be offset by a reduction in the regulated cable access fee, which became effective as of July 1, 2020, and a continued pressure on our interconnect revenue given the switch to data messaging. Elsewhere, our rebased revenue performance will be driven by growth in our B2B business and a modest increase in our subscription revenue from customer uptiering and certain price adjustments. For the full year 2021, we expect our rebased revenue to expand up to 1% compared to 2020.

We have a proven track record when it comes to generating operating leverage across our business. While certain cost buckets are expected to increase in line with our revenue performance, we will maintain a tight focus on our overall cost base while reaping the benefits of our digital transformation program as outlined during the December 2018 Capital Markets Day. Relative to the full year 2020, we anticipate a healthy increase in our rebased Adjusted EBITDA between 1 and 2% in 2021.

In 2020, our Operating Free Cash Flow grew nearly 3% on a rebased basis driven by modest Adjusted EBITDA growth and slightly lower accrued capital expenditures (excluding the impact of certain lease-related capital additions). Relative to 2020, we expect a modest increase in our investment levels as the prior year was impacted by the COVID-19 pandemic. In addition, we anticipate higher IT-related investments as we finalize the implementation of our state-of-the-art customer-facing platform as well as increased investments in driving the customer experience in line with our aforementioned strategic pillars. Finally, we've also carefully planned for certain selective network-related investments, creating optionality for future cost-effective fixed and mobile network upgrades. For the full year 2021, we expect our Operating Free Cash Flow to modestly decrease by around 1% on a rebased basis. With that, we still expect to deliver on the lower end of our 2018-2021 Operating Free Cash Flow CAGR of between 6.5% to 8.0%.

In 2020, we achieved €415.8 million of Adjusted Free Cash Flow, which was sharply up versus 2019. Despite the anticipated modest contraction in our Operating Free Cash Flow in 2021, we are confident on our ability to generate a robust Adjusted Free Cash Flow between €420.0 and €440.0 million. Growth in our Adjusted Free Cash Flow will amongst other factors be driven by both lower cash taxes and lower cash interest expenses, while our vendor financing program is expected to remain broadly stable compared to end-2020.

Exhibit 5: Outlook

Outlook FY 2018 - 2021	FY 2018 rebased[(a)]	As presented on December 4, 2018	As reaffirmed on February 11, 2021
Operating Free Cash Flow CAGR (rebased)[(b, c)]	€674.7 million	Between 6.5% - 8.0%	Lower end of the 6.5% - 8.0% range

Outlook FY 2021	FY 2020 Rebased[(a)]	As presented on February 11, 2021
Revenue growth (rebased)[(d)]	€2,573.2 million	Up to 1%
Adjusted EBITDA growth (rebased)[(b)]	€1,346.5 million	Between 1-2%
Operating Free Cash Flow growth (rebased)[(b, c)]	€825.8 million	Around -1%
Adjusted Free Cash Flow[(b, e)]	-	€420.0 - 440.0 million

(a) For purposes of calculating rebased growth rates on a comparable basis for the periods shown above, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions to the same extent revenue and adjusted EBITDA related to these transactions is included in our current results: (i) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020) and (ii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020.

(b) Quantitative reconciliations to net profit (including net profit growth rates) and cash flows from operating activities for our Adjusted EBITDA, Operating Free Cash Flow and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including depreciation and amortization and impairment, restructuring and other operating items included in net profit, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.

(c) Excluding the recognition of the capitalized football broadcasting rights and mobile spectrum licenses and excluding the impact from certain lease-related capital additions on our accrued capital expenditures.

(d) Relative to our reported revenue for the full year 2020, our revenue growth for the full year 2021 would be equivalent to up to 1%.

(e) Assuming certain payments are made for the temporary prolongation our current 2G and 3G mobile spectrum licenses in 2021, yet excluding payments on any future spectrum licenses as part of the upcoming multiband auction, and assuming the tax payment on our 2020 tax return will not occur until early 2022.

3.2 Shareholder remuneration

Consistent execution against the December 2018 Capital Markets Day shareholder remuneration policy

At the occasion of the December 2018 Capital Markets Day, we reconfirmed our leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized Adjusted EBITDA ("net total leverage"). In the absence of any material acquisitions and/or significant changes in our business or regulatory environment, we intended to stay around the 4.0x mid-point through an attractive and sustainable level of shareholder disbursements. As part of our capital allocation framework, we aimed to distribute between 50% and 70% of the prior year Adjusted Free Cash Flow to shareholders through intermediate and final dividends. Within the boundaries of the aforementioned net total leverage framework, and in absence of any of the above factors, the remaining part of our Adjusted Free Cash Flow could be considered for incremental share buy-backs, extraordinary dividends, deleveraging, accretive acquisitions or a combination thereof.

In both 2019 and the first half of 2020, we consistently delivered against the aforementioned shareholder remuneration policy, returning a total gross dividend of €1.8750 per share to shareholders. This consisted of a €0.57 gross intermediate dividend per share in December 2019 and a gross €1.3050 dividend per share in May 2020. Totaling €205.1 million in aggregate, this represented approximately 53% as calculated as a

percentage of our FY 2019 Adjusted Free Cash Flow. In addition, we repurchased 1.1 million shares as part of the Share Repurchase Program 2020 for an aggregate amount of €34.4 million.

Updated policy with a gross dividend per share floor of €2.75, balancing attractive shareholder distributions and optionality for future value-accretive M&A opportunities
Considering the robust underlying Adjusted Free Cash Flow conversion and the healthy Operating Free Cash Flow outlook for both FY 2020 and the 3-year period over 2018-2021, the board of directors decided at the end of October 2020 to firm up the existing shareholder remuneration policy. Our new policy balances attractive shareholder distributions with optionality for value-accretive M&A opportunities in the future. While the 4.0x net total leverage target has been reaffirmed in the absence of any material acquisitions and/or significant changes in our business or regulatory environment, the board of directors introduced a dividend floor of €2.75 per share (gross) going forward. This dividend floor assumes no significant changes in our business or regulatory environment and replaces the previously communicated 50-70% pay-out range. With that, the board of directors intends to commit a larger share of the Adjusted Free Cash Flow towards recurring dividends. The remainder of our Adjusted Free Cash Flow may still be considered for accretive acquisitions, extraordinary dividends, incremental share buy-backs, deleveraging or a combination thereof.

Proposed gross dividend of €1.3750 per share, subject to shareholder approval, at the April 2021 Annual General Shareholders' Meeting
In December 2020, we paid a gross intermediate dividend of €1.3750 per share (€150.0 million in aggregate), representing half of the aforementioned dividend floor. The board of directors will propose to the Annual General Shareholders' Meeting in April 2021 to approve the payment of the remaining gross dividend of €1.3750 per share (€150.1 million in total[1]). Once approved, the dividend will be paid on May 5, 2021 with the Telenet shares trading ex-dividend on Euronext Brussels as of May 3, 2021. Including the payment of this dividend, the total gross dividend paid would equal €2.75 per share, or €300.1 million in aggregate, up 47% versus the dividend per share paid over the FY 2019 Adjusted Free Cash Flow.

[1] Based on 109,243,261 dividend-entitled shares outstanding at the date of this release

3.3 Subsequent events

There were no significant events subsequent to December 31, 2020 that would require adjustment to, or disclosure in, the financial information included in this press release.

3.4 Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Réviseurs d'Entreprises, represented by Götwin Jackers, has confirmed that the audit procedures, which have been substantially completed, have not revealed any material misstatement in the accounting information included in the annual announcement of Telenet Group Holding NV.

4 Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended December 31,	2020	2019	Change %
Total Services - Combined Network			
Homes passed (13)	3,373,000	3,385,200	— %
Video			
Basic video (6)	123,700	164,700	(25) %
Enhanced video (7)	1,688,000	1,701,900	(1) %
Total video	**1,811,700**	**1,866,600**	**(3)%**
Internet			
Residential broadband internet	1,463,900	1,447,100	1 %
Business broadband internet	233,200	217,300	7 %
Total broadband internet (8)	**1,697,100**	**1,664,400**	**2 %**
Fixed-line telephony			
Residential fixed-line telephony	1,032,700	1,077,200	(4) %
Business fixed-line telephony	139,100	135,300	3 %
Total fixed-line telephony (9)	**1,171,800**	**1,212,500**	**(3)%**
Total RGUs (14)	**4,680,600**	**4,743,500**	**(1)%**
Churn (15)			
Video	9.1 %	9.8 %	
Broadband internet	8.5 %	9.8 %	
Fixed-line telephony	9.9 %	10.7 %	
Customer relationship information			
Triple-play customers	1,079,000	1,110,300	(3) %
Total customer relationships (11)	2,048,100	2,072,100	(1) %
Services per customer relationship (11)	2.29	2.29	— %
ARPU per customer relationship (in € / month) (11) (12)	58.7	58.4	1 %

As of and for the three months ended December 31,	2020	2019	Change %
Mobile statistics			
Mobile telephony			
Postpaid subscribers	2,433,900	2,363,800	3 %
Prepaid subscribers	381,800	444,600	(14) %
Total mobile subscribers (10)	**2,815,700**	**2,808,400**	**— %**

Note: On April 1, 2020, we divested our wholly-owned Luxembourg cable subsidiary Coditel S.à r.l. to Eltrona and acquired a 34% stake in the latter from Post Luxembourg. Following both transactions, we now hold a 50% minus 1 share ownership in Eltrona, which is the largest cable operator in Luxembourg. As of April 1, 2020, SFR-Coditel is no longer consolidated in our operational results. Consequently, we removed 47,700 homes passed, 9,500 customer relationships and 18,500 RGUs (video: 9,200 RGUs, broadband: 5,500 RGUs and fixed-line telephony: 3,800 RGUs) from our consolidated subscriber counts.

5 Telenet Group Holding NV – Selected EU IFRS condensed consolidated financial statements

5.1 EU IFRS condensed consolidated statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended December 31,			For the year ended December 31,		
	2020	2019	Change %	2020	2019	Change %
Profit for the period						
Revenue	**665.1**	**673.3**	**(1)%**	**2,575.2**	**2,583.9**	**— %**
Expenses						
Cost of services provided	(371.1)	(350.6)	6 %	(1,401.6)	(1,353.3)	4 %
Gross profit	**294.0**	**322.7**	**(9)%**	**1,173.6**	**1,230.6**	**(5)%**
Selling, general & administrative expenses	(167.0)	(150.4)	11 %	(579.5)	(545.1)	6 %
Operating profit	**127.0**	**172.3**	**(26)%**	**594.1**	**685.5**	**(13)%**
Finance income	115.6	(16.2)	N.M.	241.1	24.7	876 %
Net interest income and foreign exchange gain	115.6	0.1	N.M.	241.1	0.8	N.M.
Net gain on derivative financial instruments	—	(16.3)	(100) %	—	23.9	(100) %
Finance expenses	(195.4)	(21.0)	830 %	(474.2)	(356.9)	33 %
Net interest expense, foreign exchange loss and other finance expenses	(47.0)	25.3	N.M.	(206.8)	(307.4)	(33) %
Net loss on derivative financial instruments	(148.4)	—	100%	(252.2)	—	100%
Net loss on extinguishment of debt	—	(46.3)	(100) %	(15.2)	(49.5)	(69) %
Net finance income (expense)	(79.8)	(37.2)	115 %	(233.1)	(332.2)	(30) %
Share of the result of equity accounted investees	1.4	0.7	100 %	0.7	(0.9)	N.M.
Gain (loss) on disposal of assets/liabilities related to a subsidiary or a joint venture	(1.0)	—	100%	27.5	0.1	N.M.
Profit before income tax	**47.6**	**135.8**	**(65)%**	**389.2**	**352.5**	**10 %**
Income tax expense	(7.2)	(44.1)	(84) %	(50.7)	(117.9)	(57) %
Profit for the period	**40.4**	**91.7**	**(56)%**	**338.5**	**234.6**	**44 %**
Other comprehensive income (loss) for the period, net of income tax						
Items that will not be reclassified to profit or loss						
Remeasurements of defined benefit liability/ (asset), net of tax	14.7	3.0	390 %	2.2	3.0	(27) %
Equity-accounted investees - share of Other comprehensive income (loss), net of income tax	(1.0)	—	100%	(1.0)	—	100%
Other comprehensive income for the period, net of income tax	**13.7**	**3.0**	**357 %**	**1.2**	**3.0**	**(60)%**
Total comprehensive income for the period	**54.1**	**94.7**	**(43)%**	**339.7**	**237.6**	**43 %**
Profit attributable to:	**40.4**	**91.7**	**(56)%**	**338.5**	**234.6**	**44 %**
Owners of the Company	40.5	91.7	(56) %	338.9	234.5	45 %
Non-controlling interests	(0.1)	—	100%	(0.4)	0.1	N.M.
Total comprehensive income for the period, attributable to:	**54.1**	**94.7**	**(43)%**	**339.7**	**237.6**	**43 %**
Owners of the Company	54.2	94.7	(43) %	340.1	237.5	43 %
Non-controlling interests	(0.1)	—	100%	(0.4)	0.1	N.M.

(€ in millions, except shares and per share amounts)	For the three months ended December 31,			For the year ended December 31,		
	2020	2019	Change %	2020	2019	Change %
Weighted average shares outstanding	109,176,185	110,092,632		109,350,692	110,032,405	
Basic earnings per share	0.37	0.83	(55) %	3.10	2.13	46 %
Diluted earnings per share	0.37	0.83	(55) %	3.10	2.13	46 %
Revenue by Nature						
Subscription revenue:						
Video	138.4	143.6	(4) %	559.0	574.4	(3) %
Broadband internet	166.5	164.9	1 %	654.9	651.7	— %
Fixed-line telephony	55.2	54.5	1 %	225.2	219.0	3 %
Cable subscription revenue	**360.1**	**363.0**	**(1)%**	**1,439.1**	**1,445.1**	**— %**
Mobile telephony	113.4	112.3	1 %	451.2	444.7	1 %
Total subscription revenue	**473.5**	**475.3**	**— %**	**1,890.3**	**1,889.8**	**— %**
Business services	58.6	53.2	10 %	207.7	205.8	1 %
Other	133.0	144.8	(8) %	477.2	488.3	(2) %
Total Revenue	**665.1**	**673.3**	**(1)%**	**2,575.2**	**2,583.9**	**— %**
Expenses by Nature						
Network operating expenses	(48.4)	(48.1)	1 %	(198.2)	(196.9)	1 %
Direct costs (programming, copyrights, interconnect and other)	(144.9)	(143.7)	1 %	(514.4)	(525.4)	(2) %
Staff-related expenses	(73.2)	(69.6)	5 %	(271.1)	(261.1)	4 %
Sales and marketing expenses	(32.4)	(31.9)	2 %	(95.6)	(96.8)	(1) %
Outsourced labor and professional services	(7.3)	(10.5)	(30) %	(28.4)	(38.2)	(26) %
Other indirect expenses	(22.0)	(18.6)	18 %	(89.5)	(90.1)	(1) %
Restructuring charges	(0.2)	0.6	N.M.	(5.5)	(0.7)	686 %
Measurement period adjustments related to business acquisitions	—	—	—%	0.6	—	100%
Operating charges related to acquisitions or divestitures	(2.2)	(0.2)	1000 %	(5.3)	(0.7)	657 %
Share-based payments granted to directors and employees	(11.0)	(2.2)	400 %	(29.8)	(13.0)	129 %
Depreciation	(109.3)	(101.4)	8 %	(427.3)	(411.0)	4 %
Amortization	(51.9)	(44.3)	17 %	(191.5)	(172.0)	11 %
Amortization of broadcasting rights	(21.3)	(30.3)	(30) %	(90.3)	(92.5)	(2) %
Impairment of long-lived assets - Intangible assets and goodwill	(14.4)	—	100%	(35.7)	—	100%
Gain (loss) on disposal of assets	1.0	0.3	233 %	4.6	1.9	142 %
Impairment of long-lived assets - Property and equipment	(0.6)	(1.1)	(45) %	(3.7)	(1.9)	95 %
Total Expenses	**(538.1)**	**(501.0)**	**7 %**	**(1,981.1)**	**(1,898.4)**	**4 %**

N.M. - Not Meaningful

5.2 EU IFRS condensed consolidated statement of cash flows (unaudited)

(€ in millions)	For the three months ended December 31,			For the year ended December 31,		
	2020	2019	Change %	2020	2019	Change %
Cash flows from operating activities						
Profit for the period	40.4	91.7	(56) %	338.5	234.6	44 %
Depreciation, amortization, impairment and restructuring charges	196.8	179.4	10 %	749.6	679.4	10 %
Working capital changes and other non cash items	12.5	(0.2)	N.M.	16.1	97.4	(83) %
Income tax expense	7.2	44.1	(84) %	50.7	117.9	(57) %
Net interest expense, foreign exchange loss and other finance expenses	(68.7)	(26.2)	162 %	(34.3)	306.5	N.M.
Net loss (gain) on derivative financial instruments	148.3	16.4	804 %	252.2	(23.8)	N.M.
Loss (gain) on extinguishment of debt	0.1	46.3	(100) %	15.2	49.5	(69) %
Loss (gain) on disposal of assets/liabilities related to a subsidiary or a joint venture	0.9	—	100%	(27.6)	(0.1)	N.M.
Cash interest expenses and cash derivatives	(9.8)	(12.1)	(19) %	(193.0)	(209.5)	(8) %
Income taxes paid	(0.2)	(0.9)	(78) %	(110.0)	(159.4)	(31) %
Net cash from operating activities	**327.5**	**338.5**	**(3)%**	**1,057.4**	**1,092.5**	**(3)%**
Cash flows from investing activities						
Purchases of property and equipment	(77.9)	(73.5)	6 %	(278.8)	(261.7)	7 %
Purchases of intangibles	(57.3)	(50.2)	14 %	(193.0)	(150.2)	28 %
Acquisitions of and loans to equity accounted investees	(1.1)	(0.1)	N.M.	(25.5)	(1.3)	N.M.
Acquisition of subsidiaries, net of cash acquired	(2.6)	(3.6)	(28) %	(6.1)	(19.6)	(69) %
Proceeds from sale of property and equipment	(0.2)	(0.1)	100 %	27.8	0.8	N.M.
Net cash used in investing activities	**(139.1)**	**(127.5)**	**9 %**	**(475.6)**	**(432.0)**	**10 %**
Cash flows from financing activities						
Repayments of loans and borrowings	(103.4)	(517.4)	(80) %	(569.1)	(1,228.6)	(54) %
Proceeds from loans and borrowings	93.8	439.8	(79) %	410.8	815.9	(50) %
Repurchase of own shares	—	0.1	(100) %	(34.4)	(101.0)	(66) %
Sale of own shares	—	3.1	(100) %	—	49.6	(100) %
Payments related to capital reductions and dividends	(150.0)	(62.8)	139 %	(292.3)	(62.8)	365 %
Payments for early termination of loans and borrowings	—	(42.3)	(100) %	—	(45.5)	(100) %
Payments for debt issuance costs	(0.1)	(1.4)	(93) %	(13.8)	(1.4)	886 %
Other financing activities (incl. leases)	(30.9)	(11.1)	178 %	(102.4)	(73.5)	39 %
Net cash used in financing activities	**(190.6)**	**(192.0)**	**(1)%**	**(601.2)**	**(647.3)**	**(7)%**
Net increase (decrease) in cash and cash equivalents						
Cash at beginning of period	84.2	82.4	2 %	101.4	88.2	15 %
Cash at end of period	82.0	101.4	(19) %	82.0	101.4	(19) %
Net cash generated (used)	**(2.2)**	**19.0**	**N.M.**	**(19.4)**	**13.2**	**N.M.**

(€ in millions)	For the three months ended December 31,			For the year ended December 31,		
	2020	2019	Change %	2020	2019	Change %
Adjusted Free Cash Flow						
Net cash from operating activities	327.5	338.5	(3) %	1,057.4	1,092.5	(3) %
Cash payments for direct acquisition and divestiture costs	1.4	0.2	600 %	3.1	1.1	182 %
Expenses financed by an intermediary	93.7	62.3	50 %	345.7	233.4	48 %
Purchases of property and equipment	(77.9)	(73.5)	6 %	(278.8)	(261.7)	7 %
Purchases of intangibles	(57.3)	(50.2)	14 %	(193.0)	(150.2)	28 %
Principal payments for mobile spectrum licenses	(4.0)	(19.8)	(80) %	(4.0)	(19.8)	(80) %
Principal payments on amounts financed by vendors and intermediaries	(99.3)	(125.4)	(21) %	(429.0)	(440.2)	(3) %
Principal payments on leases (excluding network-related leases assumed in acquisitions)	(19.2)	(11.2)	71 %	(48.7)	(44.7)	9 %
Principal payments on post acquisition additions to network leases	(7.6)	—	100%	(36.9)	(19.4)	90 %
Adjusted Free Cash Flow	**157.3**	**120.9**	**30 %**	**415.8**	**391.0**	**6 %**

N.M. - Not Meaningful

5.3 EU IFRS condensed consolidated statement of financial position (unaudited)

(€ in millions)	December 31, 2020	December 31, 2019 - Restated	Change
ASSETS			
Non-current Assets:			
Property and equipment	2,288.0	2,366.8	(78.8)
Goodwill	1,824.5	1,874.1	(49.6)
Other intangible assets	693.6	797.1	(103.5)
Deferred tax assets	214.7	261.4	(46.7)
Investments in and loans to equity accounted investees	111.7	16.3	95.4
Other investments	5.7	6.1	(0.4)
Derivative financial instruments	58.6	55.3	3.3
Other assets	33.6	27.9	5.7
Total non-current assets	**5,230.4**	**5,405.0**	**(174.6)**
Current Assets:			
Inventories	27.3	25.2	2.1
Trade receivables	187.2	204.5	(17.3)
Other current assets	126.1	130.4	(4.3)
Cash and cash equivalents	82.0	101.4	(19.4)
Derivative financial instruments	48.1	61.7	(13.6)
	470.7	**523.2**	**(52.5)**
Assets held for sale	0.3	—	0.3
Total current assets	**471.0**	**523.2**	**(52.2)**
TOTAL ASSETS	**5,701.4**	**5,928.2**	**(226.8)**

(€ in millions)	December 31, 2020	December 31, 2019 - Restated	Change
EQUITY AND LIABILITIES			
Equity:			
Share capital	12.8	12.8	—
Share premium	80.7	80.7	—
Other reserves	686.3	695.7	(9.4)
Retained loss	(2,249.9)	(2,287.8)	37.9
Remeasurements	(12.3)	(13.5)	1.2
Total equity attributable to owners of the Company	**(1,482.4)**	**(1,512.1)**	**29.7**
Non-controlling interests	28.4	25.1	3.3
Total equity	**(1,454.0)**	**(1,487.0)**	**33.0**
Non-current Liabilities:			
Loans and borrowings	4,918.3	5,206.0	(287.7)
Derivative financial instruments	508.0	261.4	246.6
Deferred revenue	3.6	3.8	(0.2)
Deferred tax liabilities	124.7	178.7	(54.0)
Other non-current liabilities	56.2	63.1	(6.9)
Provisions	12.2	17.6	(5.4)
Total non-current liabilities	**5,623.0**	**5,730.6**	**(107.6)**
Current Liabilities:			
Loans and borrowings	499.6	527.0	(27.4)
Trade payables	174.9	247.7	(72.8)
Accrued expenses and other current liabilities	399.5	418.4	(18.9)
Provisions	83.6	70.9	12.7
Deferred revenue	122.8	107.8	15.0
Derivative financial instruments	65.6	69.5	(3.9)
Current tax liability	184.6	243.3	(58.7)
	1,530.6	**1,684.6**	**(154.0)**
Liabilities directly associated with the assets held for sale	1.8	—	1.8
Total current liabilities	**1,532.4**	**1,684.6**	**(152.2)**
Total liabilities	**7,155.4**	**7,415.2**	**(259.8)**
TOTAL EQUITY AND LIABILITIES	**5,701.4**	**5,928.2**	**(226.8)**

6 Appendix

6.1 Reconciliation reported versus rebased financial information (unaudited)

(€ in millions)	Reported					Reported				
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	FY 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020
Revenue by nature										
Video	144.9	143.0	142.9	143.6	574.4	144.4	139.6	136.6	138.4	559.0
Broadband internet	161.2	161.9	163.7	164.9	651.7	160.2	163.3	164.9	166.5	654.9
Fixed-line telephony	55.6	54.2	54.7	54.5	219.0	56.8	57.0	56.2	55.2	225.2
Cable subscription revenue	**361.7**	**359.1**	**361.3**	**363.0**	**1,445.1**	**361.4**	**359.9**	**357.7**	**360.1**	**1,439.1**
Mobile telephony	107.2	110.1	115.1	112.3	444.7	113.6	109.4	114.8	113.4	451.2
Total subscription revenue	**468.9**	**469.2**	**476.4**	**475.3**	**1,889.8**	**475.0**	**469.3**	**472.5**	**473.5**	**1,890.3**
Business services	52.1	50.6	49.9	53.2	205.8	50.0	48.3	50.8	58.6	207.7
Other	105.0	115.8	122.7	144.8	488.3	128.0	101.6	114.6	133.0	477.2
Total Revenue	**626.0**	**635.6**	**649.0**	**673.3**	**2,583.9**	**653.0**	**619.2**	**637.9**	**665.1**	**2,575.2**
Operating expenses by Nature										
Network operating expenses	(54.3)	(47.6)	(46.9)	(48.1)	(196.9)	(54.3)	(46.4)	(49.1)	(48.4)	(198.2)
Direct costs (programming, copyrights, interconnect and other)	(127.0)	(128.3)	(126.4)	(143.7)	(525.4)	(130.3)	(112.2)	(127.0)	(144.9)	(514.4)
Staff-related expenses	(64.5)	(63.9)	(63.1)	(69.6)	(261.1)	(68.7)	(64.5)	(64.7)	(73.2)	(271.1)
Sales and marketing expenses	(23.5)	(20.9)	(20.5)	(31.9)	(96.8)	(21.2)	(18.8)	(23.2)	(32.4)	(95.6)
Outsourced labor and professional services	(9.0)	(8.4)	(10.3)	(10.5)	(38.2)	(9.5)	(4.8)	(6.8)	(7.3)	(28.4)
Other indirect expenses	(28.2)	(21.2)	(22.1)	(18.6)	(90.1)	(23.4)	(20.1)	(24.0)	(22.0)	(89.5)
Total operating expenses	**(306.5)**	**(290.3)**	**(289.3)**	**(322.4)**	**(1,208.5)**	**(307.4)**	**(266.8)**	**(294.8)**	**(328.2)**	**(1,197.2)**
Adjusted EBITDA	**319.5**	**345.3**	**359.7**	**350.9**	**1,375.4**	**345.6**	**352.4**	**343.1**	**336.9**	**1,378.0**
Adjusted EBITDA margin	***51.0 %***	***54.3 %***	***55.4 %***	***52.1 %***	***53.2 %***	***52.9 %***	***56.9 %***	***53.8 %***	***50.7 %***	***53.5 %***

(€ in millions)	Acquisition impact De Vijver Media NV, divestment Coditel S.à r.l. and changes related to the IFRS accounting outcome of certain content rights agreements									
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	FY 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020
Revenue by nature										
Video	—	(1.3)	(1.3)	(1.3)	(3.9)	(1.2)	—	—	—	(1.2)
Broadband internet	—	(0.2)	(0.3)	(0.2)	(0.7)	(0.2)	—	—	—	(0.2)
Fixed-line telephony	—	(0.1)	(0.2)	(0.1)	(0.4)	(0.2)	—	—	—	(0.2)
Cable subscription revenue	**—**	**(1.6)**	**(1.8)**	**(1.6)**	**(5.0)**	**(1.6)**	—	—	—	**(1.6)**
Mobile telephony	—	(0.1)	—	—	(0.1)	—	—	—	—	—
Total subscription revenue	**—**	**(1.7)**	**(1.8)**	**(1.6)**	**(5.1)**	**(1.6)**	—	—	—	**(1.6)**
Business services	—	(0.4)	(0.4)	(0.3)	(1.1)	(0.4)	—	—	—	(0.4)
Other	27.5	21.0	—	(0.2)	48.3	—	—	—	—	—
Total Revenue	**27.5**	**18.9**	**(2.2)**	**(2.1)**	**42.1**	**(2.0)**	**—**	**—**	**—**	**(2.0)**
Operating expenses by Nature										
Network operating expenses	—	0.2	0.2	0.4	0.8	(0.5)	—	—	—	(0.5)
Direct costs (programming, copyrights, interconnect and other)	(6.1)	(6.5)	(8.1)	(14.4)	(35.1)	(22.7)	(5.5)	(3.2)	—	(31.4)
Staff-related expenses	(4.9)	(3.5)	0.2	(0.4)	(8.6)	0.5	0.3	0.2	—	1.0
Sales and marketing expenses	(2.3)	(1.0)	0.1	0.1	(3.1)	1.1	0.3	0.2	—	1.6
Outsourced labor and professional services	—	—	(0.1)	0.1	—	—	—	—	—	—
Other indirect expenses	(1.3)	0.1	0.1	0.1	(1.0)	(0.2)	—	—	—	(0.2)
Total operating expenses	**(14.6)**	**(10.7)**	**(7.6)**	**(14.1)**	**(47.0)**	**(21.8)**	**(4.9)**	**(2.8)**	**—**	**(29.5)**
Adjusted EBITDA	**12.9**	**8.2**	**(9.8)**	**(16.2)**	**(4.9)**	**(23.8)**	**(4.9)**	**(2.8)**	**—**	**(31.5)**

(€ in millions)	Rebased					Rebased				
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	FY 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020
Revenue by nature										
Video	144.9	141.7	141.6	142.3	570.5	143.2	139.6	136.6	138.4	557.8
Broadband internet	161.2	161.7	163.4	164.7	651.0	160.0	163.3	164.9	166.5	654.7
Fixed-line telephony	55.6	54.1	54.5	54.4	218.6	56.6	57.0	56.2	55.2	225.0
Cable subscription revenue	361.7	357.5	359.5	361.4	1,440.1	359.8	359.9	357.7	360.1	1,437.5
Mobile telephony	107.2	110.0	115.1	112.3	444.6	113.6	109.4	114.8	113.4	451.2
Total subscription revenue	468.9	467.5	474.6	473.7	1,884.7	473.4	469.3	472.5	473.5	1,888.7
Business services	52.1	50.2	49.5	52.9	204.7	49.6	48.3	50.8	58.6	207.3
Other	132.5	136.8	122.7	144.6	536.6	128.0	101.6	114.6	133.0	477.2
Total Revenue	**653.5**	**654.5**	**646.8**	**671.2**	**2,626.0**	**651.0**	**619.2**	**637.9**	**665.1**	**2,573.2**
Operating expenses by Nature										
Network operating expenses	(54.3)	(47.4)	(46.7)	(47.7)	(196.1)	(54.8)	(46.4)	(49.1)	(48.4)	(198.7)
Direct costs (programming, copyrights, interconnect and other)	(133.1)	(134.8)	(134.5)	(158.1)	(560.5)	(153.0)	(117.7)	(130.2)	(144.9)	(545.8)
Staff-related expenses	(69.4)	(67.4)	(62.9)	(70.0)	(269.7)	(68.2)	(64.2)	(64.5)	(73.2)	(270.1)
Sales and marketing expenses	(25.8)	(21.9)	(20.4)	(31.8)	(99.9)	(20.1)	(18.5)	(23.0)	(32.4)	(94.0)
Outsourced labor and professional services	(9.0)	(8.4)	(10.4)	(10.4)	(38.2)	(9.5)	(4.8)	(6.8)	(7.3)	(28.4)
Other indirect expenses	(29.5)	(21.1)	(22.0)	(18.5)	(91.1)	(23.6)	(20.1)	(24.0)	(22.0)	(89.7)
Total operating expenses	**(321.1)**	**(301.0)**	**(296.9)**	**(336.5)**	**(1,255.5)**	**(329.2)**	**(271.7)**	**(297.6)**	**(328.2)**	**(1,226.7)**
Adjusted EBITDA	**332.4**	**353.5**	**349.9**	**334.7**	**1,370.5**	**321.8**	**347.5**	**340.3**	**336.9**	**1,346.5**
Adjusted EBITDA margin	***50.9 %***	***54.0 %***	***54.1 %***	***49.9 %***	***52.2 %***	***49.4 %***	***56.1 %***	***53.3 %***	***50.7 %***	***52.3 %***

Rebased information: For purposes of calculating rebased growth rates on a comparable basis for the periods shown above, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions to the same extent revenue and adjusted EBITDA related to these transactions is included in our current results: (i) include the pre-acquisition revenue and Adjusted EBITDA of De Vijver Media (fully consolidated since June 3, 2019), (ii) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020) and (iii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020. We reflect the revenue and Adjusted EBITDA of acquired businesses in our historical amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between our accounting policies and those of the acquired entities, (b) any significant effects of acquisition accounting adjustments, and (c) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth

percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company's underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

6.2 Reconciliation between profit for the period and Consolidated Annualized EBITDA (unaudited)

Net total leverage, which is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G, is defined as the sum of loans and borrowings under current and non-current liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDA. In its statement of financial position, Telenet's USD-denominated debt has been converted into € using the December 31, 2020 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the €-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the €-equivalent hedged amounts given the underlying economic risk exposure.

The following table provides a reconciliation of the Last Two Quarter's Annualized (L2QA) Profit for the period to L2QA Adjusted EBITDA.

(€ in millions)	For the three months ended		For the six months ended	Last two quarters' annualized
	September 30, 2020	December 31, 2020	December 31, 2020	December 31, 2020
Profit for the period	**113.2**	**40.4**	**153.6**	**307.2**
Income tax expense	27.1	7.2	34.3	68.6
Share of the result of equity accounted investees	2.0	(1.4)	0.6	1.2
Loss (gain) on disposal of assets/liabilities related to a subsidiary or a joint venture	(32.8)	1.0	(31.8)	(63.6)
Net finance expense (income)	55.5	79.8	135.3	270.6
Depreciation, amortization, impairment and gain on disposal of assets	165.6	196.5	362.1	724.2
EBITDA	**330.6**	**323.5**	**654.1**	**1,308.2**
Share based compensation	10.8	11.0	21.8	43.6
Operating charges related to acquisitions or divestitures	1.4	2.2	3.6	7.2
Restructuring charges	0.3	0.2	0.5	1.0
Adjusted EBITDA	**343.1**	**336.9**	**680.0**	**1,360.0**
Adjusted EBITDA margin	53.8 %	50.7 %	52.2 %	52.2 %
Net profit margin	17.7 %	6.1 %	11.8 %	11.8 %

6.3 Definitions

(1) **Rebased information:** For purposes of calculating rebased growth rates on a comparable basis for the periods shown above, we have adjusted our historical revenue and Adjusted EBITDA to reflect the impact of the following transactions, to the same extent revenue and adjusted EBITDA related to these transactions is included in our current results: (i) include the pre-acquisition revenue and Adjusted EBITDA of De Vijver Media (fully consolidated since June 3, 2019), (ii) exclude the revenue and Adjusted EBITDA of our former Luxembourg cable subsidiary Coditel S.à r.l. (deconsolidated as of April 1, 2020) and (iii) reflect changes related to the IFRS accounting outcome of certain content rights agreements entered into during the third quarter of 2020. We reflect the revenue and Adjusted EBITDA of acquired businesses in our historical amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between our accounting policies and those of the acquired entities, (b) any significant effects of acquisition accounting adjustments, and (c) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis. Rebased growth is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company's underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(2) **EBITDA** is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. **Adjusted EBITDA** is defined as EBITDA before stock-based compensation, measurement period adjustments related to business acquisitions and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company's efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and represents an additional measure used by management to demonstrate the Company's underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 16.

(3) **Accrued capital expenditures** are defined as additions to property, equipment and intangible assets, including additions from leases and other financing arrangements, as reported in the Company's consolidated statement of financial position on an accrued basis.

(4) **Operating Free Cash Flow** ("OFCF") is defined as Adjusted EBITDA minus accrued capital expenditures as reported in the Company's consolidated financial statements. Accrued capital expenditures exclude the recognition of football broadcasting rights and mobile spectrum licenses. Operating Free Cash Flow is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and represents an additional measure used by management to demonstrate the Company's underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(5) **Adjusted Free Cash Flow** is defined as net cash provided by the Company's operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company's consolidated statement of cash flows. Adjusted Free Cash Flow is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G and is an additional measure used by management to demonstrate the Company's ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(6) **Basic Video Subscriber** is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites ("RGUs") on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(7) **Enhanced Video Subscriber** is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in its Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(8) **Internet Subscriber** is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(9) **Fixed-line Telephony Subscriber** is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(10) **Telenet's mobile subscriber count** represents the number of active subscriber identification module ("SIM") cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(11) **Customer Relationships** are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(12) **Average Revenue Per Unit ("ARPU")** refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(13) **Homes Passed** are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(14) **RGU** is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(15) **Customer Churn** represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(16) Telenet's **ARPU per mobile subscriber** calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Telenet's ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(17) **Net total leverage** is defined as the sum of loans and borrowings under current and non-current liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDA. In its statement of financial position, Telenet's USD-denominated debt has been converted into € using the December 31, 2020 EUR/USD exchange rate. As Telenet has entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the €-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of its net leverage ratio, Telenet uses the €-equivalent hedged amounts given the underlying economic risk exposure. Net total leverage is a non-GAAP measure as contemplated by the U.S. Securities and Exchange Commission's Regulation G.

(18) **Net covenant leverage** is calculated as per the 2020 Amended Senior Credit Facility definition, using Net Total Debt (using the €-equivalent hedged amounts for its USD-denominated debt as highlighted above), excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities, (v) any vendor financing-related liabilities, and including (vi) the Credit Facility Excluded Amount (which is the greater of (a) €400.0 million and (b) 0.25x Consolidated Annualized Adjusted EBITDA), divided by last two quarters' Consolidated Annualized Adjusted EBITDA.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on February 11, 2021 at 3:00pm CET, For details and webcast links, please visit: https://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 738
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussel under ticker symbol TNET. For more information, visit www.telenet.be. Liberty Global - one of the world's leading converged video, broadband and communications companies, innovating and empowering people in six countries across Europe to make the most of the digital revolution – owns a direct stake of 58.3% in Telenet Group Holding NV (excluding any treasury shares held by the latter from time to time).

Additional Information – Additional information on Telenet and its products can be obtained from the Company's website https://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company's Consolidated Annual Report 2019 as well as unaudited condensed consolidated financial statements and presentations related to the financial results for the year ended December 31, 2020 have been made available on the investor relations pages of the Company's website (https://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute "forward-looking statements" as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects; strategies; product, network and technology launches and expansion and the anticipated impact of acquisitions on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; the potential adverse impact of the recent outbreak of the novel cornoavirus (COVID-19) pandemic, our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2020 have been prepared in accordance with EU IFRS unless otherwise stated and will be made available on the Company's website on March 26, 2021.

Non-GAAP measures –Adjusted EBITDA, Operating Free Cash Flow, Adjusted Free Cash Flow and net total leverage are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission's Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (https://www.libertyglobal.com). Liberty Global plc is the Company's controlling shareholder.

This document has been released on February 11, 2021 at 7:00am CET